EXHIBIT 2.1

SHARE PURCHASE AGREEMENT
dated as of
May 25, 2018
by and among
SONOCO INTERNATIONAL (BVI), INC.
as Acquiror,
CONITEX SONOCO (BVI), LTD.
as the Company, and
TEXPACK INVESTMENTS, INC.
as the Seller

TABLE OF CONTENTS
Page
Article I CERTAIN DEFINITIONS...........................................................................................1

Section 1.1	Definitions .........................................................................................................1

Section 1.2	Construction....................................................................................12

Section 1.3	Knowledge......................................................................................13

Article II PURCHASE AND SALE OF SHARES; CLOSING...............................................13

Section 2.1	Transaction......................................................................................13

Section 2.2	Closing Transactions.......................................................................13

Article III EFFECTS OF THE SALE ON THE SUBJECT SHARES.....................................14

Section 3.1	Purchase Price.................................................................................14

Section 3.2	Estimated Closing Statement..........................................................14

Section 3.3	Post-Closing Statement; Adjustment Amount................................14

Section 3.4	Outstanding Company Expenses....................................................16

Section 3.5	Repayment of Funded Debt Payable at Closing.............................17

Section 3.6	Withholding....................................................................................17

Article IV REPRESENTATIONS AND WARRANTIES OF THE SELLER..........................17

Section 4.1	Organization....................................................................................17

Section 4.2	Subsidiaries.....................................................................................18

Section 4.3	Due Authorization...........................................................................18

Section 4.4	No Conflict......................................................................................19

Section 4.5	Governmental Authorities; Consents..............................................19

Section 4.6	Capitalization..................................................................................19

Section 4.7	Financial Statements.......................................................................20

Section 4.8	Undisclosed Liabilities....................................................................21

Section 4.9	Litigation and Proceedings..............................................................21

Section 4.10	Compliance with Laws....................................................................21

Section 4.11	Contracts; No Defaults....................................................................21

Section 4.12	Company Benefit Plans...................................................................24

Section 4.13	Employees and Labor Matters.........................................................25

Section 4.14	Taxes................................................................................................26

Section 4.15	Brokers’ Fees...................................................................................28

Section 4.16	Insurance.........................................................................................28

Section 4.17	Real Property; Assets......................................................................29

Section 4.18	Environmental Matters....................................................................30

Section 4.19	Absence of Changes........................................................................31

Section 4.20	Affiliate Agreements.......................................................................31

Section 4.21	Intellectual Property........................................................................31

Section 4.22	Permits............................................................................................32

Section 4.23	Customers and Vendors...................................................................33

Section 4.24	Title to Assets; Condition and Sufficiency of Assets......................33

Section 4.25	Inventory..........................................................................................33

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Section 4.26	Accounts Receivable.......................................................................34

Section 4.27	Books and Records..........................................................................34

Section 4.28	Prohibited Payments........................................................................34

Article V REPRESENTATIONS AND WARRANTIES OF ACQUIROR...............................34

Section 5.1	Organization....................................................................................35

Section 5.2	Due Authorization...........................................................................35

Section 5.3	No Conflict......................................................................................35

Section 5.4	Litigation and Proceedings..............................................................35

Section 5.5	Governmental Authorities; Consents..............................................35

Section 5.6	Financial Ability..............................................................................36

Section 5.7	Brokers’ Fees...................................................................................36

Section 5.8	Solvency..........................................................................................36

Section 5.9	Independent Investigation; No Other Representations and Warranties........................................................................................36

Article VI COVENANTS OF THE COMPANY OR THE SELLER.......................................37

Section 6.1	Conduct of Business........................................................................37

Section 6.2	Inspection........................................................................................39

Article VII COVENANTS OF ACQUIROR............................................................................39

Section 7.1	Post-Closing Access; Preservation of Records................................39

Article VIII JOINT COVENANTS...........................................................................................40

Section 8.1	Competition Law and Regulatory Approvals..................................40

Section 8.2	Support of Transaction....................................................................40

Section 8.3	Escrow Agreement..........................................................................40

Section 8.4	Tax Matters......................................................................................40

Article IX CONDITIONS TO OBLIGATIONS.......................................................................43

Section 9.1	Conditions to Obligations of Acquiror, the Company and the Seller................................................................................................43

Section 9.2	Conditions to Obligations of Acquiror............................................43

Section 9.3	Conditions to the Obligations of the Company and the Seller........45

Section 9.4	Satisfaction of Conditions...............................................................45

Article X TERMINATION/EFFECTIVENESS........................................................................45

Section 10.1	Termination.....................................................................................45

Section 10.2	Effect of Termination......................................................................47

Article XI INDEMNIFICATION..............................................................................................47

Section 11.1	Survival of Representations, Warranties and Covenants.................47

Section 11.2	Indemnification...............................................................................47

Section 11.3	Indemnification Claim Procedures..................................................49

Section 11.4	Limitations on Indemnification Liability........................................50

Section 11.5	Mitigation of Damages....................................................................51

Section 11.6	Indemnification Sole and Exclusive Remedy..................................51

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Section 11.7	Release of Escrow...........................................................................52

Article XII MISCELLANEOUS...............................................................................................53

Section 12.1	Waiver..............................................................................................53

Section 12.2	Notices.............................................................................................53

Section 12.3	Assignment......................................................................................54

Section 12.4	Rights of Third Parties....................................................................55

Section 12.5	Expenses..........................................................................................55

Section 12.6	Governing Law................................................................................55

Section 12.7	Captions; Counterparts....................................................................55

Section 12.8	Schedules and Annexes...................................................................55

Section 12.9	Entire Agreement.............................................................................55

Section 12.10	Amendments....................................................................................56

Section 12.11	Publicity...........................................................................................56

Section 12.12	Severability......................................................................................56

Section 12.13	Jurisdiction; WAIVER OF TRIAL BY JURY.................................56

Section 12.14	Enforcement....................................................................................57

Section 12.15	Non-Recourse..................................................................................57

Annexes
Annex A    Form of Escrow Agreement
Annex B    Form of Non-Competition and Non-Solicitation Agreement
Annex C    Form of Transition Services Agreement

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SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of May 25, 2018, is entered into by and among Sonoco International (BVI), Inc., an international business company organized under the laws of the British Virgin Islands (“Acquiror”), Conitex Sonoco (BVI), Ltd. an international business company organized under the laws of the British Virgin Islands (the “Company”), and Texpack Investments, Inc., a corporation organized under the laws of Panama (the “Seller”), Acquiror, the Company, and the Seller are referred to herein, collectively, as the “Parties” and, individually, each a “Party.”
RECITALS
WHEREAS, Seller owns 700 no par value shares of the Company, and Acquiror owns 300 no par value shares of the Company which represents all of the issued and unissued shares of the Company;
WHEREAS, the rights and obligations of the Seller and Acquiror as owners of shares in the Company are set out in a Joint Venture Agreement dated November 11, 1998 as amended by First Amendment dated as of December 3, 1998 between certain entities affiliated with Seller and the Acquiror (the “Joint Venture Agreement”) and the Articles of Association and Memorandum of Association for the Company dated December 21st, 2000 (hereinafter jointly referred to as the “Articles”);
WHEREAS, on the terms and subject to the conditions set forth in this Agreement and not pursuant to certain provisions concerning the transfer of shares in the Joint Venture Agreement and the Articles, Acquiror desires to purchase from the Seller, and the Seller desires to sell to Acquiror, all of the shares of the Company owned by the Seller (the “Subject Shares”);
WHEREAS, Sonoco Iberia S.L.U., an Affiliate of Acquiror has entered into an asset purchase agreement, dated as of the date hereof, to purchase all of the assets and the business of Compositub, S.A.U., a Spanish sociedad anónima unipersonal (the “Compositub APA”);
WHEREAS, the closing of the transaction contemplated under the Compositub APA and the closing of the transactions contemplated under this Agreement shall occur concurrently and the closing of the transactions contemplated under each agreement shall be conditioned on the closing of the transactions under the other agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, the Company, and the Seller agree to the terms and conditions set forth below.
ARTICLE I
CERTAIN DEFINITIONS

Section 1.1    Definitions

. As used herein, the following terms shall have the following meanings:

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“Acquiror” has the meaning specified in the Preamble hereto.
“Acquiror Cure Period” has the meaning specified in Section 10.1(c).
“Acquiror Indemnified Parties” has the meaning specified in Section 11.2(a).
“Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, in each case that is by or before any Governmental Authority.
“Adjustment Amount” means the amount (which may be positive or negative) equal to the sum of (i) the Closing Date Net Working Capital (as finally determined in accordance with Section 3.3(a) and Section 3.3(c)) minus the Estimated Closing Date Net Working Capital, plus (ii) the Estimated Closing Date Funded Debt Amount minus the Closing Date Funded Debt Amount (as finally determined in accordance with Section 3.3(a) and Section 3.3(c)), plus (iii) the Closing Date Cash Amount (as finally determined in accordance with Section 3.3(a) and Section 3.3(c)) minus the Estimated Closing Date Cash Amount, plus (iv) the Estimated Closing Date Outstanding Company Expenses minus the Closing Date Outstanding Company Expenses (as finally determined in accordance with Section 3.3(a) and Section 3.3(c)).
“Adjustment Escrow Amount” means an amount equal to $3,000,000.
“Adjustment Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned; provided, however, that the Adjustment Escrow Funds shall not include the Indemnification Escrow Funds.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
“Affiliate Agreement” has the meaning specified in Section 4.20.
“Agreement” has the meaning specified in the Preamble hereto.
“Anti-Corruption Laws” has the meaning specified in Section 4.28.
“Articles” has the meaning specified in the Preamble hereto.
“Audited Financial Statements” has the meaning specified in Section 4.7.
“Basket Amount” has the meaning specified in Section 11.4(b).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Capitalized Leases” has the meaning given to such term in the definition of Funded Debt.

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“Cash and Cash Equivalents” means, of any Person as of any date, the cash and cash equivalents and marketable securities, both to the extent convertible to cash within 30 days, held by such Person, plus deposits in transit, and less outstanding checks and excluding cash or cash equivalents not freely usable because they are subject to restrictions, limitations or taxes on use or distribution by Law, contract or otherwise, including restrictions on dividends and repatriation or any other form of restriction, in each case, as determined in accordance with GAAP applied consistently with the Audited Financial Statements for the year ended December 31, 2016.
“Change in Control Payments” means any amounts payable (whether now or in the future) to any director, employee or officer of the Company or any of the Company Subsidiaries solely as a result of the Transaction or any of the transactions contemplated by this Agreement, including any change in control or similar payments including the employer portion of any Taxes on such payments. Any severance obligations to any director, employee or officer shall only be included as Change in Control Payments to the extent described as “Severance Pay” agreed to be paid by the Company pursuant to one or more Severance Agreements and General Releases executed and delivered by the Company prior to the Closing and the employer portion of Taxes thereon.
“Closing” has the meaning specified in Section 2.2(a).
“Closing Date” has the meaning specified in Section 2.2(a).
“Closing Date Cash Amount” means 70% the amount of any Cash and Cash Equivalents of the Company and the Company Subsidiaries, calculated as of 11:59 p.m. New York time on the day immediately preceding the Closing Date.
“Closing Date Funded Debt Amount” means 70% of all amounts owing with respect to any Funded Debt of the Company and the Company Subsidiaries, calculated as of 11:59 p.m. New York time on the day immediately preceding the Closing Date.
“Closing Date Net Working Capital” means the amount of Net Working Capital, calculated as of 11:59 p.m. New York time on the day immediately preceding the Closing Date.
“Closing Date Outstanding Company Expenses” means 70% the amount of Outstanding Company Expenses, calculated as of 11:59 p.m. New York time on the day immediately preceding the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the Preamble hereto.
“Company Benefit Plan” has the meaning specified in Section 4.12(a).
“Company Subsidiaries” has the meaning specified in Section 4.2.
“Competition Law” means (i) the HSR Act and (ii) Laws that are designed to govern competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

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“Compositub APA” has the meaning specified in the recitals hereto.
“Confidentiality Agreement” has the meaning specified in Section 12.9.
“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders.
“Damages” means losses, damages, liabilities, costs, deficiencies, proceedings, fines or expenses, including all interest, penalties, judgments, reasonable attorneys’ fees, reasonable fees of accountants, consultants and experts, the cost of investigation, defense and collection and amounts paid in settlement, whether or not involving a third party claim, but excluding any unforeseeable or punitive damages (except to the extent paid pursuant to a third party claim).
“Determination Date” has the meaning specified in Section 3.3(c).
“Enterprise Value” has the meaning specified in Section 3.1.
“Environmental Claim” means any Action by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Laws” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with either any Environmental Law or any term or condition of any Environmental Permit.

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“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Equity Interests” means shares of capital stock, partnership interests, membership interests, equity interests or any similar term under Law, including nominee, qualifying and similar shares.
“ERISA” has the meaning specified in Section 4.12(a).
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414(b) or (c) of the Code.
“Escrow Agent” has the meaning specified in Section 2.2(b)(ii).
“Escrow Agreement” has the meaning specified in Section 2.2(b)(ii).
“Escrow Amount” means an amount equal to the sum of (x) the Adjustment Escrow Amount and (y) the Indemnification Escrow Amount.
“Estimated Closing Date Cash Amount” has the meaning specified in Section 3.2.
“Estimated Closing Date Funded Debt Amount” has the meaning specified in Section 3.2.
“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.2.
“Estimated Closing Date Outstanding Company Expenses” has the meaning specified in Section 3.2.
“Estimated Closing Statement” has the meaning specified in Section 3.2.
“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) Estimated Closing Date Net Working Capital, minus (ii) $39,200,000.
“Financial Statements” has the meaning specified in Section 4.7.
“Fundamental Representations” shall mean the representations and warranties under Section 4.1(a) (Organization), the first two sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization) and Section 4.15 (Brokers’ Fees).
“Funded Debt” as of any date means, without duplication, (a) all indebtedness of such Person and its consolidated Subsidiaries for borrowed money, including, but not limited to, the amounts outstanding under the loan transactions set forth in Items 8, 9 and 13 of Schedule 4.11(a)(x), (b) all obligations as lessee under leases required to be capitalized under GAAP (as historically applied by the Company and its Subsidiaries prior to the date hereof) (“Capitalized

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Leases”), (c) deposits or advances of any kind from the customers of the Company or any of the Company Subsidiaries in connection with the payment for goods or services to be delivered or performed by the Company or any of the Company Subsidiaries at a future date, (d) unfunded liabilities under any pension or other Company Benefit Plan, (e) Liens securing rental payments under capital lease agreements, (f) any fees related to or arising from the termination of any foreign exchange derivative transactions, (g) any amounts included in “other non-current liabilities” in the consolidated financial statements of the company, and (h) all letters of credit facilities (to the extent drawn down), together with all accrued but unpaid interest thereon as of such date and (other than with respect to Capitalized Leases) all prepayment penalties, make-whole premiums, breakage fees and other exit fees required to be paid in the event that such indebtedness set forth in (a) through (h) above is required to be repaid or otherwise discharged as of such date of determination.
“Funded Debt Payable at Closing” shall be all Funded Debt except the indebtedness evidenced by the Note Purchase Agreement, dated as of November 2, 2010, by and between Conitex Sonoco Inc., the Guarantors, John Hancock Life Insurance Company (U.S.A), John Hancock Life Insurance Company of New York, Connecticut General Life Insurance Company and Life Insurance Company of North America and the following notes: (a) Conitex Sonoco Inc. 6.05% Guaranteed Senior Note ($7,000,000) due November 2, 2018; (b) Conitex Sonoco Inc. 6.05% Guaranteed Senior Note ($6,000,000) due November 2, 2018; (c) Conitex Sonoco Inc. 6.05% Guaranteed Senior Note ($2,000,000) due November 2, 2018; (d) Conitex Sonoco Inc. 6.05% Guaranteed Senior Note ($11,250,000) due November 2, 2018; and (e) Conitex Sonoco Inc. 6.05% Guaranteed Senior Note ($3,750,000) due November 2, 2018.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Tax” means any Tax (including any franchise tax) measured by reference to net income or profit.
“Income Tax Return” means any Tax Return with respect to Income Taxes.

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“Indemnification Claim” means any claim in respect of which an Indemnified Party is reasonably likely to incur Damages that are indemnifiable pursuant to Article XI.
“Indemnification Escrow Amount” means an amount equal to $17,000,000, as such amount may be reduced pursuant to Section 11.7.
“Indemnification Escrow Funds” means, at any given time after the Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Indemnification Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned.
“Indemnified Party” has the meaning specified in Section 11.3(a).
“Indemnitor” means the party required to provide indemnification pursuant to Section 11.2.
“Independent Accountant” has the meaning specified in Section 3.3(c).
“Indonesian Subsidiary” means a Company Subsidiary that is incorporated or established under the laws of Indonesia and “Indonesian Subsidiaries” means all of them.
“Information Technology” means computer systems, databases, network and communication systems, software and hardware (including associated user manuals, object code and source code) which is owned or used by the Company and the Company Subsidiaries.
“Intellectual Property” means all intellectual property rights, including: (i) all patents and patent applications, (ii) all trademarks, service marks and trade names and all applications and registrations in connection therewith, (iii) all copyrights and all applications and registrations in connection therewith, and (iv) all trade secrets.
“Interim Financial Statements” has the meaning specified in Section 4.7.
“IT Systems” means all information systems (including hardware, networks, peripherals, computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, software (including all computer programs and all software implementations of algorithms, models and methodologies, whether in source code or object code), databases and associated documentation) that are owned by the Company or any Company Subsidiary.
“Joint Venture Agreement” has the meaning specified in the Preamble hereto.
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” has the meaning specified in Section 4.17(b).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

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“Material Adverse Effect” means, with respect to any Person, any change, event, effect, occurrence, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of the Person and its Subsidiaries, taken as a whole, or to the ability of any Person to consummate timely the transactions contemplated hereby provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of any Person: (a) any change in applicable Laws or GAAP or any interpretation thereof to the extent that such change does not have a disproportionate impact on the Person and its Subsidiaries, taken as a whole, as compared to other industry participants, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally to the extent that such change does not have a disproportionate impact on the Person and its Subsidiaries, taken as a whole, as compared to other industry participants, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transaction or the other transactions contemplated hereby or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) any change generally affecting any of the industries or markets in which such Person or any of its Subsidiaries operates or the economy as a whole to the extent that such change does not have a disproportionate impact on the Person and its Subsidiaries, taken as a whole, as compared to other industry participants, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, and other force majeure event, (g) any national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions, or diplomatic or consular offices or upon any United States military installation, equipment or personnel or (h) any failure of such Person and its Subsidiaries, taken as a whole, to meet any projections, budgets or forecasts; provided that clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections, budgets or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).
“Material Permits” has the meaning specified in Section 4.22.
“Multiemployer Plan” has the meaning specified in Section 4.12(b).
“Net Working Capital” means (without duplication), with respect to the Company and the Company Subsidiaries at any given time, 70% of the aggregate value (expressed as a positive or negative number) of the current assets of the Company and the Company Subsidiaries minus the current liabilities of the Company and the Company Subsidiaries, in each case, determined on a consolidated basis, calculated in accordance with GAAP applied consistently with the Audited Financial Statements for the year ended December 31, 2016, as adjusted by the accounting practices, principles, policies, and methodologies set forth on Schedule 1.1(c) and calculated in the same form as the illustrative example of Net Working Capital as of December 31, 2016 set

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forth on Schedule 1.1(c); provided that Net Working Capital shall exclude (i) Cash and Cash Equivalents, (ii) Outstanding Company Expenses, (iii) Funded Debt and (iv) all deferred income Tax assets and deferred income Tax liabilities.
“Organizational Documents” means with respect to any corporation, limited liability company, partnership, trust or other legally authorized incorporated or unincorporated entity, the articles of incorporation, articles of organization, articles of association, articles of formation, trust agreement, joint venture or shareholders’ agreements or other applicable organizational or charter documents relating to the creation of such entity.
“Outstanding Company Expenses” has the meaning specified in Section 3.4.
“Owned Real Property” has the meaning specified in Section 4.17(a).
“Party” and “Parties” has the meaning specified in the Preamble hereto.
“Pending Claim” any Indemnification Claim that has been properly asserted by any Acquiror Indemnified Party in accordance with this Agreement on or prior to the applicable Survival Expiration Date and remains pending.
“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.
“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, or (B) would be disclosed by a current, accurate survey or physical inspection of such real property, (v) Liens constituting a lease, sublease or occupancy agreement that gives any third-party any right to occupy any real property, (vi) other Liens arising in the ordinary course of business, not incurred in connection with the borrowing of money, and that do not materially interfere with the value of, or the ordinary use of, the affected asset, (vii) Liens arising under the Credit Documents, and (viii) Liens described on Schedule 1.1(d).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Post-Closing Statement” has the meaning specified in Section 3.3(a).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Tax Period beginning after the Closing Date.
“PRC” means the People’s Republic of China but excluding, for the purposes of this Agreement, Hong Kong Special Administrative Region, Taiwan and Macau Special Administrative Region.

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“PRC Subsidiary” means a Company Subsidiary (including any entity, branch or representative office) that is incorporated or established under the laws of the PRC and “PRC Subsidiaries” means all of them.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Tax Period through the end of the Closing Date.
“Pre-Closing Taxes” means 70% of the Taxes of the Company and the Company Subsidiaries with respect to all Pre-Closing Tax Periods.
“Purchase Price” has the meaning specified in Section 3.2.
“Real Property” means the Owned Real Property and the Leased Real Property.
“Real Property Leases” has the meaning specified in Section 4.17(b).
“Registered Intellectual Property” has the meaning specified in Section 4.21(a).
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment.
“Seller” has the meaning specified in the preamble hereto.
“Seller Cure Period” has the meaning specified in Section 10.1(b).
“Seller’s Tax Contest Claim” has the meaning specified in Section 8.4(d).
“Shares” has the meaning specified in Section 4.6(a).
“Social Insurance Law” means the PRC Social Insurance Law, promulgated October 28, 2011, as well as any applicable implementing measures, notices, local regulations, etc. related thereto that were officially published by Governmental Authorities in accordance with the Law and which have binding legal force.
“Spanish Joint Venture Agreements” mean, jointly, (i) the Investment Agreement entered into between the Spanish Subsidiary, Ghesa Ingeniería y Tecnología, S.A., and Econoenergía Sistemas Alternativos, S.L., on 14 May 2010, and (ii) the Shareholders’ Agreement entered into between the Spanish Subsidiary, Ghesa Ingeniería y Tecnología, S.A., Ecoenergía Sistemas Alternativos, S.L., and Papertech Energía, S.L. on 14 May 2010.
“Spanish Subsidiary” means Papertech, S.L., an entity duly incorporated under the Laws of Spain, with registered address at Ctra. Pamplona, s/n, Tudela, Navarra, and registered with the Commercial Registry of Navarra, under number B58018672, volume 715, sheet 79, page NA-5123.
“Straddle Tax Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

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“Subject Shares” has the meaning specified in the recitals hereto.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“Survival Expiration Date” has the meaning specified in Section 11.1.
“Surviving Provisions” has the meaning specified in Section 10.2.
“Taiwanese Subsidiary” means 康峰股份有限公司 (Conitex Sonoco Taiwan Ltd.).
“Tax” means any federal, state, local, or non-United States tax (including income, profits, windfall profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, registration, transfer, real property, personal property, inventory, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, environmental, registration, license, withholding and estimated tax), and any interest, penalty, or addition with respect thereto, whether disputed or not and including any obligations under Contract (other than pursuant to any customary commercial Contract not primarily related to Taxes) or Law, to indemnify or otherwise assume or succeed to the tax liability of any other Person.
“Tax Contest Claim” has the meaning specified in Section 8.4(d).
“Tax Return” means any return, report, statement, declaration, or document (including any refund claim, information statement, or amendment) with respect to Taxes and required to be filed by a taxing authority, and including any amendment thereof and attachment thereto.
“Terminating Acquiror Breach” has the meaning specified in Section 10.1(c).
“Terminating Seller Breach” has the meaning specified in Section 10.1(b).
“Termination Date” has the meaning specified in Section 10.1(b).
“Title IV Benefit Plan” means a Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, including any Company Benefit Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(37) of ERISA.
“Transaction” means the purchase and sale of the Subject Shares on the terms and subject to the conditions contemplated hereby.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Confidentiality Agreement and the Compositub APA.
“Transfer Tax” means any direct or indirect transfer, sales, use, stamp, documentary, registration, conveyance, recording, or other similar tax or governmental fee (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the

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transactions contemplated hereby, including, but not limited to, such taxes imposed in the jurisdiction of incorporation of any Company Subsidiary.
“Treasury Regulations” means the regulations promulgated under the Code.
“WARN Act” means the United States Worker Adjustment and Retraining Notification Act.
Section 1.2    Construction
.
(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs, (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)References to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(e)The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that no rule of strict construction shall be applied against any party.

(f)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

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(h)The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(j)All monetary figures shall be in United States dollars unless otherwise specified.

Section 1.3    Knowledge

. As used herein, the phrase “to the knowledge of” shall mean to the actual knowledge after reasonable inquiry of, (i) in the case of the Company, Jose Luis Artiga, Joaquin Viñas and Michel Schmidlin and, (ii) in the case of all other Persons, such Person’s executive officers after reasonable inquiry.
ARTICLE II
PURCHASE AND SALE OF SHARES; CLOSING

Section 2.1    Transaction

. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror shall purchase from Seller, and the Seller shall sell, convey, assign, transfer and deliver to the Acquiror, all of the Subject Shares, free and clear of all Liens (other than restrictions under applicable securities laws).
Section 2.2    Closing Transactions.

(a)Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall take place at the offices of Haynsworth, Sinkler, Boyd, P.A., 1201 Main Street, Suite 2200, Columbia, South Carolina commencing at 10:00 a.m. time on the date which is ten Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as Acquiror and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b)At the Closing:

(i)Seller shall deliver its certificate representing the Subject Shares (if any), duly endorsed in blank or accompanied by a duly executed stock power or other transfer document, and Acquiror shall pay to the Seller, by wire transfer of immediately available funds in accordance with wire transfer instructions provided by the Seller at least two (2) Business Days prior to the Closing, the Purchase Price reduced by the Escrow Amount; and

(ii)Acquiror shall pay a portion of the Purchase Price equal to the Escrow Amount to JP Morgan Chase Bank, N.A., as escrow agent of the Parties (the “Escrow Agent”), to be held in an interest-bearing escrow account. The Parties shall cause the Escrow

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Agent to hold and invest the Escrow Amount in accordance with the terms of an Escrow Agreement in the form attached hereto as Annex A (the “Escrow Agreement”).

ARTICLE III
EFFECTS OF THE SALE ON THE SUBJECT SHARES

Section 3.1    Purchase Price

. Subject to the adjustments set forth in Section 3.3, the “Purchase Price” shall consist of One Hundred Thirty-Three Million Dollars ($133,000,000) in cash (the “Enterprise Value”), plus or less (i) the Estimated Net Working Capital Adjustment Amount (which may be a positive number and added or a negative number and subtracted), less (ii) the Estimated Closing Date Funded Debt Amount, plus (iii) the Estimated Closing Date Cash Amount, less (iv) the Estimated Closing Date Outstanding Company Expenses.
Section 3.2    Estimated Closing Statement

. Not less than four (4) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement (the “Estimated Closing Statement”) setting forth (a) its good faith estimate of (i) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (ii) the Closing Date Funded Debt Amount (the “Estimated Closing Date Funded Debt Amount”), (iii) the Closing Date Cash Amount (the “Estimated Closing Date Cash Amount”); and (iv) the Closing Date Outstanding Company Expenses (the “Estimated Closing Date Outstanding Company Expenses”), and (b) the Company’s calculation of the Estimated Net Working Capital Adjustment Amount.
Section 3.3    Post-Closing Statement; Adjustment Amount
.
(a)As soon as reasonably practicable following the Closing Date, and in any event within one hundred twenty (120) calendar days thereof, Acquiror shall prepare and deliver to the Seller a calculation of (i) the Closing Date Net Working Capital, (ii) the Closing Date Funded Debt Amount, (iii) the Closing Date Cash Amount and (iv) the Closing Date Outstanding Company Expenses (the “Post-Closing Statement”).

(i)If Acquiror’s calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses results in a calculation of the Adjustment Amount that is a positive number, and if the Parties do not dispute such calculation, within five (5) Business Days of the delivery of the Post-Closing Statement (A) Acquiror and the Seller shall deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to the Seller an amount in cash equal to the Adjustment Escrow Funds and (B) Acquiror shall pay to the Seller an amount in cash equal to Acquiror’s calculation of the Adjustment Amount.
(ii)If Acquiror’s calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date

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Outstanding Company Expenses results in a calculation of the Adjustment Amount that is a negative number and the absolute value of such calculation of the Adjustment Amount is less than the amount of the Adjustment Escrow Funds, and if the Parties do not dispute such calculation, within five (5) Business Days of the delivery of the Post-Closing Statement, Acquiror and the Seller shall deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to (A) pay Acquiror an amount equal to the absolute value of such Adjustment Amount from the Adjustment Escrow Funds and (B) pay to the Seller the remainder, if any, of the Adjustment Escrow Funds. If the Adjustment Escrow Funds are less than the absolute value of such Adjustment Amount, Seller shall pay the difference in cash to Acquiror.

(b)Following the Closing, Acquiror shall provide the Seller and its representatives access to the records, properties and personnel of the Company and the Company Subsidiaries relating to the preparation of the Post-Closing Statement and the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses, and shall cause the personnel of the Company and the Company Subsidiaries to cooperate with the Seller in connection with its review of the Post-Closing Statement and such calculations.

(c)If the Seller shall disagree with the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses, it shall notify Acquiror of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within sixty (60) calendar days after its receipt of the Post-Closing Statement. In the event that the Seller does not provide such a notice of disagreement within such sixty (60) day period, the Seller shall be deemed to have accepted the Post-Closing Statement and the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses delivered by Acquiror, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Acquiror and the Seller shall use reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses. If, at the end of such period, they are unable to resolve such disagreements, then BDO USA, LLP (or such other independent accounting or financial consulting firm of recognized international standing as may be mutually selected by Acquiror and the Seller) (the “Independent Accountant”) shall resolve any remaining disagreements. Each of Acquiror and the Seller shall promptly provide their assertions regarding the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses and, to the extent relevant thereto, the Post-Closing Statement, in writing to the Independent Accountant and to each other. The Independent Accountant shall be instructed to render its determination with respect to such disagreements (and provide in reasonable detail the basis for each such determination) as soon as reasonably practicable (which the Parties agree should not be later than forty-five (45) days following the day on which the disagreement is referred to the Independent Accountant). The Independent Accountant shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash

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Amount and/or the Closing Date Outstanding Company Expenses require adjustment (only with respect to the remaining disagreements submitted to the Independent Accountant) in order to be determined in accordance with Section 3.3(a) (including the definitions of the defined terms used in Section 3.3(a)), and, with respect to each disputed item, the Independent Accountant’s determination, if not in accordance with the position of either Acquiror or the Seller, shall not be in excess of the higher, nor less than the lower, of the amounts presented in Acquiror’s calculation of the Adjustment Amount pursuant to Section 3.3(a) or in the Seller’s written notice of disagreement of such calculation pursuant to this Section 3.3(c). The determination of the Independent Accountant shall be final, conclusive and binding on the parties and no party shall seek further recourse to any Governmental Authority other than to enforce the determination of the Independent Accountant. The Parties acknowledge that the agreements contained in this Section 3.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If Acquiror or Seller fails promptly to pay any Adjustment Amount that may be payable to the other Party in accordance with this Section 3.3, or if either Party fails to give the joint written instructions to the Escrow Agent in accordance with this Section 3.3 and, in order to obtain such payment or delivery of the joint written instructions to the Escrow Agent, a Party commences an Action that results in a judgment against the other Party for such Adjustment Amount or for the delivery of the joint written instructions to the Escrow Agent, the losing Party shall pay to the prevailing Party (or deliver the joint written instructions to the Escrow Agent directing it to pay), together with such Adjustment Amount, in accordance with Section 3.3(a), interest on such Adjustment Amount from the date Acquiror delivers to the Seller its calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date hereof. In addition, the prevailing Party shall be entitled to any fees, costs and expenses (including legal fees) incurred by the prevailing Party in connection with any such Action. The date on which the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses are finally determined in accordance with this Section 3.3(c) is hereinafter referred to as the “Determination Date”. All fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant hereunder shall be borne by the Parties in proportion to the amount by which their respective initial positions vary from the Independent Accountant’s final determination. Within five (5) Business Days of the Determination Date, the applicable Party shall pay the other Party pursuant to either Section 3.3(a)(i) or Section 3.3(a)(ii), as applicable.

(d)Except as otherwise required by Law, the Parties agree to treat for all Tax purposes any adjustment made pursuant to this Section 3.3 as adjustments to the Purchase Price.

Section 3.4    Outstanding Company Expenses

. Prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by the Company, which shall not include any expenses of the Seller, in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, solely to the extent such fees and expenses are incurred through the Closing and unpaid as of 11:59 p.m. New York time on the day

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immediately preceding the Closing Date, whether accrued for or not: (a) the fees and disbursements of outside counsel to the Company incurred in connection with the transactions contemplated hereby and thereby, (b) the fees and expenses of any other agents, advisors, consultants and experts employed by the Company or any of the Company Subsidiaries in connection with the transactions contemplated hereby and thereby, and (c) the Change in Control Payments, if any. the fees and expenses in the foregoing clauses (a) through (c) (collectively, the “Outstanding Company Expenses”); provided that to the extent such payments are amounts owed to an employee as compensation for services, such amounts shall be deposited in the Company’s or applicable Company Subsidiary’s payroll account and Acquiror shall cause the Company or applicable Company Subsidiary to pay such amounts to the recipients in accordance with the Company’s or applicable Company’s Subsidiary’s payroll practices within five (5) days of the Closing Date. Immediately prior to the Closing, Acquiror shall pay to such third parties as are directed by the Seller with written evidence of the total amount due such third party, by wire transfer of immediately available funds an amount equal to the Outstanding Company Expenses. No amount shall be included on the Post-Closing Statement, the Estimated Closing Date Net Working Capital or the Closing Date Net Working Capital, in each case, with respect to liabilities for the Outstanding Company Expenses paid in accordance with this Section 3.4. For the avoidance of doubt, no amounts payable in connection with the repayment of the Closing Date Funded Debt Amount shall be included in the Outstanding Company Expenses. Notwithstanding the above, Seller shall be responsible for all of its costs and expenses in negotiating the transactions contemplated by this Agreement.
Section 3.5    Repayment of Funded Debt Payable at Closing

. Prior to the Closing, the Company shall deliver to the Acquiror a payoff letter from the bank, administrative agent or other lender for any indebtedness for borrowed money to banks or financial institutions, which payoff letter shall state the amount of the applicable Funded Debt owed to such lender and that, if such amount is paid to such lender on the Closing Date (or thereafter, if any applicable per diem amounts are paid), such lender will release any and all Liens that it may have with respect to the Company, the Company Subsidiaries and their assets. At the Closing, the Acquiror shall pay in full (on behalf of the Company), or shall cause the Company to pay in full (and shall provide sufficient funds to the Company to enable it to make such payments), an amount equal to the Funded Debt Payable at Closing as set forth in such payoff letters for the Closing Date by wire transfer of immediately available funds in the amounts and to the lenders identified such payoff letters.
Section 3.6    Withholding

. Notwithstanding any other provision in this Agreement to the contrary, any consideration payable in connection with the transactions contemplated hereby will be reduced by any Tax withholding required by Law, including, but not limited to, any withholding of any Transfer Tax, and any amount so withheld in compliance with applicable Law will be treated for all purposes hereof as having been paid to the Person with respect to which the withholding was made.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Schedules to this Agreement, the Seller represents and warrants to Acquiror as of the date of this Agreement and as of the Closing as follows:
Section 4.1    Organization
.
(a)The Company has been duly incorporated and is validly existing as an international business company in good standing under the Laws of the British Virgin Islands and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.

(b)The copies of the articles of memorandum of association and articles of association of the Company previously made available by the Company to Acquiror are true, correct and complete
.
(c)The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.2    Subsidiaries

. The Subsidiaries of the Company are set forth on Schedule 4.2(a) (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the power and authority to own or lease their properties and to conduct their business as it is now being conducted and, none of their activities, agreements, commitments or rights are unauthorized or exceed the scope of business as stated in their Organizational Documents and in the case of the Chinese entities, their business licenses, except as set forth on Schedule 4.2(b). The Company has previously made available to Acquiror true, correct and complete copies of the Organizational Documents of the Company Subsidiaries. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. In addition, regarding the Spanish Subsidiary, the Company has made available to Acquiror the Shareholders’ Registry Book (Libro Registro de Socios), the Book of Agreements with the Sole Shareholder (Libro de Contratos con el Socio Único), duly updated and legalized.

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Section 4.3    Due Authorization

.
(a)The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors or other similar governing body of the Company and the Seller, and no other corporate proceeding on the part of the Company or the Seller is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)The Seller has all requisite capacity to execute and deliver this Agreement and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.4    No Conflict.

(a)Except as set forth on Schedule 4.4 subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of, or result in the breach of, (i) any applicable Law, the articles of incorporation, bylaws or other Organizational Documents of the Company, any of the Company Subsidiaries, or (ii) any Contract required to be listed on Schedule 4.11(a) to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries may be bound, or terminate or result in the termination of any such Contract, or (b) result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or (c) result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person.

(b)Except as set forth on Schedule 4.4 subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of, or result in the breach of, (A) any applicable Law, or (B) any material contract to which the Seller is a party or by which the Seller may be bound, or terminate or result in the termination of any such contract, or (ii)

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result in the creation of any Lien upon any of the properties or assets of the Seller, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien.

Section 4.5    Governmental Authorities; Consents

. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Company or the Seller with respect to the execution or delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby, except (a) for applicable requirements of any applicable Competition Law, (b) for any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not be material to the Company and its Subsidiaries, taken as a whole, or (c) as otherwise disclosed on Schedule 4.5.
Section 4.6    Capitalization

.
(a)Company has no authorized capital but is authorized to issue 1,000 shares (the “Shares”) which are all issued and outstanding as of the date of this Agreement. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. Set forth on Schedule 4.6(a) is the true and correct number of Subject Shares owned by the Seller. The Seller has good and valid title to the Subject Shares and owns the Subject Shares free and clear of all Liens (other than restrictions arising under applicable securities laws). As of the date of this Agreement, there are no Actions pending, or to the Seller’s knowledge, threatened against the Seller with respect to the Seller’s ownership of the Subject Shares.

(b)Except as set forth on Schedule 4.6(b), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Shares, the equity interests of any Subsidiary of the Company, or any other Contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound obligating the Company or any such Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or any of the Company Subsidiaries and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company or any of the Company Subsidiaries

. There are no outstanding contractual obligations of the Company, any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or any of the Company Subsidiaries. Except as set forth on Schedule 4.6(b), there are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Schedule 4.6(b), none of the Seller, the Company or any of the

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Company Subsidiaries is a party to any stockholders agreement, voting agreement or registration rights agreement relating to the Subject Shares or any other equity interests of the Company or any of the Company Subsidiaries.
(c)The outstanding shares of capital stock or equity quotas, as applicable, of each of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 4.6(c), the Company or one or more of its wholly-owned Subsidiaries, own of record and beneficially all the issued and outstanding shares of capital stock, or equity quotas, as applicable, of such Company Subsidiaries free and clear of any Liens other than Permitted Liens. With respect to companies organized under the PRC laws, their registered capital has been contributed in full in accordance with its articles of association and applicable Laws. There are no plans, board resolutions or applications for and there are no obligations or other agreements which call for, an increase in the total investment and/or the registered capital of any Company subsidiary organized under the PRC laws.

Section 4.7    Financial Statements

. Attached as Schedule 4.7 are (a) the audited consolidated balance sheets and statements of income, cash flow and stockholders’ equity of the Company and the Company Subsidiaries for the years ended December 31, 2017, December 31, 2016, and December 31, 2015 together with the auditor’s reports thereon (the “Audited Financial Statements”) and (b) an unaudited consolidated balance sheet and statements of income and cash flow of the Company and the Company Subsidiaries as of and for the four-month period ended April 30, 2018 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.7, the Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and the Company Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments, which are not material individually or in aggregate).
Section 4.8    Undisclosed Liabilities

. Except as set forth on Schedule 4.8, there is no liability, debt or obligation of or claim against the Company or any of the Company Subsidiaries, except for liabilities, debts, obligations and claims (a) specifically reflected and adequately reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company and the Company Subsidiaries, (c) specifically disclosed in the Schedules, or (d) under any Contract disclosed on Schedule 4.11(a) or any Contract not required to be disclosed on Schedule 4.11(a), in each case, to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries may be bound (other than any such liability, debt obligation or claim resulting from a breach or a default thereunder). In particular, regarding the Spanish Subsidiary, the Seller represents and warrants that there are no pending or outstanding obligations, debts, liabilities or claims of any kind related to, or arising from, the Spanish Joint Venture Agreements.

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Section 4.9    Litigation and Proceedings

. Except (a) as set forth on Schedule 4.9, (b) Actions under Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.18) and (c) Actions relating to Taxes (as to which certain representations and warranties are made pursuant to Section 4.12 and Section 4.14), as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened, Actions or, to the knowledge of the Company, investigations before or by any Governmental Authority against the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries nor any property or asset of the Company or any such Subsidiary is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority.
Section 4.10    Compliance with Laws

. Except (a) with respect to matters set forth on Schedule 4.10, (b) Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.18), (c) Laws relating to Taxes (as to which certain representations and warranties are made pursuant to Section 4.12 and Section 4.14) and (d) where the failure to be, or to have been, in compliance with such Laws would not be material to the Company and its Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are, and have been, in compliance with all applicable Laws, including but not limited to, approvals and reporting obligations required relating to the business operations of the Indonesian Subsidiaries. As of the date hereof, none of the Company or any of the Company Subsidiaries has received any written notice from any Governmental Authority of a material violation of any applicable Law.
Section 4.11    Contracts; No Defaults
.
(a)Schedule 4.11(a) contains a listing of all Contracts described in clauses (i) through (xxii) below to which, as of the date of this Agreement, the Company or any of the Company Subsidiaries is a party. True, correct and complete copies of the Contracts listed on Schedule 4.11(a) have been delivered to or made available to Acquiror or its agents or representatives.

(i)each written employment Contract with any employee of the Company or one of the Company Subsidiaries;

(ii)each collective bargaining agreement;

(iii)each Contract where the aggregate payment of severance to any employee (including under any “notice or payment-in-lieu” provision) exceeds or could reasonably be expected to exceed $100,000;

(iv)each Contract pursuant to which the Company or any Company Subsidiary grants exclusive marketing or distribution rights or otherwise provides any exclusive rights to any Person;

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(v)each Contract with a customer or vendor listed on Schedule 4.23 pursuant to which the Company or any of the Company Subsidiaries grants a “most favored nation” or similar pricing provision to such customer or vendor;

(vi)each Contract that provide for the exclusive purchasing of goods or services by the Company or any of the Company Subsidiaries;

(vii)each Contract pursuant to which the Company or any of the Company Subsidiaries grants manufacturing rights to any Person;

(viii)each Contract containing a covenant not to compete granted by the Company or any of the Company Subsidiaries in favor of a third party that materially impairs the business as currently conducted of the Company and the Company Subsidiaries, taken as a whole;

(ix)each lease or similar Contract under which (A) the Company or any of the Company Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Company or any of the Company Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or any of the Company Subsidiaries, in each case of the foregoing clauses (A) and (B), which has future required scheduled payments in excess of $100,000 in any calendar year;

(x)each Contract under which the Company or any of the Company Subsidiaries has borrowed any money or issued any note, indenture, bond (including performance bonds and surety bonds), debenture, pledge or other evidence of funded indebtedness, entered into liabilities in respect of deferred purchase price or hedging obligations or guaranteed indebtedness or liabilities of others, in each case, having an outstanding principal amount in excess of $100,000 or pursuant to which it has granted to any Person a Lien in any of its tangible or intangible assets with an aggregate fair value in excess of $100,000;

(xi)each Contract pursuant to which the Company or any of the Company Subsidiaries (A) is granted the right to use any Intellectual Property of any other Person, (B) grants to another Person the right to use any Intellectual Property of the Company or any of the Company Subsidiaries, in each case of this clause (xi), with annual license, maintenance, support and other fees in any amount in excess of $10,000 (but, in each case of this clause (xi), excluding licenses for shrink-wrap, click-wrap or off-the-shelf software or other software commercially available on reasonable terms to the public generally);

(xii)each Contract for the sale, directly or indirectly (by merger or otherwise), of any of the assets of the Company or any of the Company Subsidiaries other than in the ordinary course of business since January 1, 2014;

(xiii)each Contract establishing any partnership, joint venture, strategic alliance or other collaboration that is material to the Company and the Company Subsidiaries, taken as a whole;

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(xiv)each Contract (other than the Credit Documents) granting a power of attorney, revocable or irrevocable, to any Person for any purpose whatsoever other than in the ordinary course of business;

(xv)each Contract under which the Company or any of the Company Subsidiaries has made advances or loans to any other Person other than any such Contract involving advances made to an employee of the Company or any of the Company Subsidiaries in the ordinary course of business;

(xvi)each Contract which relates to the disposition or acquisition by the Company or the Company Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business;

(xvii)each distributor or sales representative Contract that is not terminable by the Company or the Company Subsidiaries at will or by giving notice of sixty (60) days or less;

(xviii)each Contract that obligates the Company or any of the Company Subsidiaries to make capital commitments or expenditures in excess of $100,000 individually;

(xix)each Contract pursuant to which the Company has agreed to indemnify another Person (other than any of the Company Subsidiaries) or guarantee the obligations of another Person (other than any of the Company Subsidiaries), in each case, other than in the ordinary course of business;

(xx)each Affiliate Agreement;

(xxi)each Contract (other than purchase orders entered into in the ordinary course of business) with a customer or vendor listed on Schedule 4.23; and

(xxii)each other Contract not included in clauses (i) through (xxi) above, to which the Company or any of the Company Subsidiaries is a party and which has future required scheduled payments to or by the Company or any of the Company Subsidiaries in excess of $150,000 in any calendar year.

(b)Except as set forth on Schedule 4.11(b), (i) as of the date of this Agreement, all of the Contracts listed on Schedule 4.11(a) pursuant to Section 4.11(a) as well as all standard employment agreements entered into by the Company or any Company Subsidiary are in full force and effect and represent the legal, valid and binding obligations of the Company or one of the Company Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, (ii) none of the Company, any of the Company Subsidiaries or, as of the date of this Agreement and to the knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract, (iii) as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any claim or notice of material breach of or material default under any such Contract and (iv) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or

24

any Subsidiary of the Company party thereto (in each case, with or without notice or lapse of time or both).

Section 4.12    Company Benefit Plans
.
(a)Schedule 4.12(a) sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material written plan, policy or program providing compensation or other benefits to any current or former director, officer or employee, in each case that is maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries, and under which the Company or any of the Company Subsidiaries has any material obligation or liability (each a “Company Benefit Plan”). With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror correct and complete copies of, if applicable, (i) such Company Benefit Plan and any trust agreement or any other written agreement or documentation, (ii) the most recent summary plan description or comparable summary under application Law, (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service or comparable filing with a Governmental Authority under applicable Law, and (iv) the most recent determination or opinion letter issued by the Internal Revenue Service or other similar approval by any Governmental Authority.

(b)Each Company Benefit Plan is in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. With respect to the Company Benefit Plans, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries. No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA.

(c)Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no circumstances have occurred during the past three (3) years that would reasonably be expected to adversely affect the tax qualified status of any such Company Benefit Plan. Nothing has occurred with respect to any Company Benefit Plan that has subjected or could reasonably be expected to subject the Company, any Company Subsidiary or any of their ERISA Affiliates or, with respect to any period on or after the Closing Date, the Acquiror or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All material benefits, contributions and premiums relating to each Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under

25

any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)No Company Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except to the extent required by Law, and there has been no material violation of Section 4980B of the Code or Sections 601-608 of ERISA by the Company with respect to any such Company Benefit Plan.
(e)Neither the Company nor any Company Subsidiary maintains a Title IV Benefit Plan, and no liability under Title IV or Section 302 of ERISA has been incurred by the Company during the past three (3) years that has not been satisfied in full.

(f)Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(g)Except as disclosed on Schedule 4.12(g) neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will result in the acceleration or creation of any rights of any director, officer or employee of the Company or any of the Company Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness, in each case, from the Company or any of the Company Subsidiaries
.
Section 4.13    Employees and Labor Matters

.
(a)Employees

. Schedule 4.13(a) contains a list of all persons who are employees of the Company or any of the Company Subsidiaries as of December 31, 2017, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; and (iv) current annual base compensation rate or hourly rate, as applicable. Except for service providers such as accountants, attorneys, business consultants and similar consultants hired in the ordinary course of business, neither the Company nor any Company Subsidiary has any independent contractors or consultants. Except as would not reasonably be expected to be a material liability of the Company and the Company Subsidiaries, as of the date hereof, all compensation, including, but not limited to, wages, commissions, bonuses, overtime pay, subsidies, allowances, leave pay, compensation for unused leave (including annual leave), severance and any other payment relating to the termination of employment or service

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relationship, and service fees payable to all employees, independent contractors or consultants of the Company and the Company Subsidiaries for services performed on or prior to the date hereof have been paid in full (or properly accrued and any such accrued balance at Closing will be included in calculating current liabilities in the calculation of Net Working Capital or, if applicable, shall be included in Outstanding Company Expenses).
(b)Compliance with Laws

. Except as set forth on Schedule 4.13(b), the Company and the Company Subsidiaries are, have been, in compliance in all material respects with all Laws pertaining to employment and employment practices, including collective agreements and all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages (including minimum wage laws or rules relating to deduction of salary), hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, leave pay, execution of written employment contracts, unemployment insurance, social insurance, housing fund, union fees, hiring of student interns, and contingent labor/labor dispatch. All individuals characterized and treated by the Company or the Company Subsidiaries as independent contractors or consultants are properly treated as independent contractors under all Laws and all employees of the Company and the Company Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole. There are no Actions against the Company or the Company Subsidiaries pending, or to the knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company and the Company Subsidiaries, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, or wage and hours arising under applicable Laws.
(c)Labor Difficulties

. There is no labor strike, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has experienced any material labor strike, slowdown, stoppage or lockout during the past three (3) years.
(d)Closings; Layoffs

. Neither the Company nor any Company Subsidiary has any liability or obligation under the WARN Act or other relevant Law that remains unsatisfied.
(e)Collective Bargaining Agreements

. Except as disclosed on Schedule 4.11(a), neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor union agreement applicable to persons employed by the Company or any of the Company Subsidiaries, nor are

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there any such employees represented by a works council or a labor organization. To the knowledge of the Company, as of the date hereof, there have been no activities or proceedings of any labor union to organize any such employees.
Section 4.14    Taxes

. Except as set forth on Schedule 4.14:
(a)All Income Tax Returns and all other material Tax Returns required by Law to be filed by the Company or any of the Company Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. The Company has made available complete and accurate copies of all such Income Tax Returns filed with respect to taxable years ending December 31, 2012, December 31, 2013, December 31, 2014, December 31, 2015 and December 31, 2016.

(b)All Taxes required by Law to be paid by the Company or any of the Company Subsidiaries have been paid.

(c)The Company and the Company Subsidiaries have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, partner, manager or other party, and complied in all material respects with all information reporting and backup withholding provisions of Law.

(d)Neither the Company nor any of the Company Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made within the last three (3) years by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, other than any such claim that has since been resolved.

(e)The due and unpaid Taxes of the Company and the Company Subsidiaries did not, as of the date of the Interim Financial Statements, exceed the current accrued Tax liability (excluding any liability for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto)
. Since the date of the Interim Financial Statements, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.
(f)Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)There are no Liens for Taxes upon any property or asset of the Company or any of the Company Subsidiaries (other than Permitted Liens).

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(h)Neither the Company nor any of the Company Subsidiaries is engaged in any audit by a Governmental Authority or any administrative or judicial proceeding with respect to Income Taxes or other material Taxes. Neither the Company nor any of the Company Subsidiaries has received any written notice from a Governmental Authority of a pending audit or has received since January 1, 2013 through the date hereof any written notice from a taxing authority of a dispute or claim, in each case, with respect to Income Taxes or other material Taxes, other than disputes or claims that have since been resolved or that are being contested in good faith through appropriate proceedings. Schedule 4.14(h) lists all Tax audits to which the Company or any Company Subsidiary is currently engaged.

(i)Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person other than the Company and the Company Subsidiaries (i) under Treasury Regulations Section 1.1502-6, (ii) as a transferee or successor, or (iii) under a Tax sharing or allocation agreement or other Contract (other than Contracts entered into in the ordinary course of business and not primarily related to Taxes). Since January 1, 2010, neither the Company nor any Company Subsidiary has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return which included any entity other than the Company and the Company Subsidiaries.

(j)Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since January 1, 2014 through the date hereof.

(k)No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company or any of the Company Subsidiaries.

(l)Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction entered into on or prior to the Closing Date, any accounting method change or agreement with any Governmental Authority filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing.

(m)Neither the Company nor any of the Company Subsidiaries has been a party to any “listed transaction” within the meaning of Section 6707A of the Code that has not been disclosed in the relevant Tax Return of the Company or the relevant Subsidiary.

Notwithstanding anything contained in this Agreement to the contrary, this Section 4.14 and Section 4.12 contain the only representations and warranties of the Company and the Company Subsidiaries with respect to Tax matters. The representations in this Section 4.14 (other than subsections (i) and (l)) may be relied upon only for purposes of liability for Pre-Closing Tax Periods. Nothing in this Section 4.14 or otherwise in this Agreement shall be construed as a representation or warranty with respect to any Tax position that Acquiror or any of its Affiliates (including the Company Subsidiaries) may take in or in respect of a Post-Closing Tax Period.

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Section 4.15    Brokers’ Fees

. Except as set forth on Schedule 4.15, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Seller, the Company, any of the Company Subsidiaries or any of their Affiliates.
Section 4.16    Insurance

. Schedule 4.16 contains a list of all policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or any of the Company Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies have been made available to Acquiror. With respect to each such insurance policy listed on Schedule 4.16: (i) to the knowledge of the Company, the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither the Company nor any of the Company Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, will constitute such a breach or default, or permit termination or modification, under the policy, except, in each case of this clause (ii), as would not be material to the Company and its Subsidiaries, taken as a whole, (iii) to the knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (iv) as of the date hereof, no written notice of cancellation or termination has been received other than in connection with ordinary renewals.
Section 4.17    Real Property; Assets

.
(a)The Company and the Company Subsidiaries have good and marketable title to the real properties listed on Schedule 4.17(a) (the “Owned Real Property”) free and clear of Liens, except for Permitted Liens or as set forth on Schedule 4.17(a). The most recent title reports or policies and surveys in the possession of the Company or any of the Company Subsidiaries (if any) with respect to each parcel of Owned Real Property have been made available to Acquiror.

(b)Schedule 4.17(b) sets forth a complete and correct list of each parcel of real property leased by the Company or any of the Company Subsidiaries, (the “Leased Real Property”), setting forth the address, landlord and tenant of each parcel of Leased Real Property. Schedule 4.17(b) sets forth each lease related to the Leased Real Property to which the Company or any of the Company Subsidiaries is a party including all amendments, modifications, and extensions and all material notices relating to any obligations of the parties thereunder (the “Real Property Leases”). Each Real Property Lease is a legal, valid, binding and enforceable obligation of the Company or a Company Subsidiary, as applicable, and, to the knowledge of the Company, each such lease is in full force and effect. Neither the Company nor any of the Company Subsidiaries is in material breach or default under any Real Property Lease and no

30

condition exists which (with notice or lapse of time or both) would constitute a default by the Company or any of the Company Subsidiaries thereunder or, to the knowledge of the Company, by the other parties thereto. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written claim or written notice of breach of or default under any such Real Property Lease, which has not been duly cured in accordance with such notice. Neither the Company nor any of the Company Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Real Property which is still in effect. Neither the Company nor any of the Company Subsidiaries have collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect.

(c)The Real Property is supplied with utilities suitable for the operation of the business presently conducted thereon. To the knowledge of the Company, there does not exist any pending or threatened condemnation or eminent domain proceeding with respect to any of the Leased Real Property. To the knowledge of the Company, the use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Laws and is not subject to “permitted nonconforming” use or structure classifications. There does not exist any pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceeding with respect to any of the Owned Real Property. The use of the Owned Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Laws and is not subject to “permitted nonconforming” use or structure classifications. To the knowledge of the Company, neither the Company nor any Company Subsidiary has received written notice of any zoning, building code or other moratorium proceedings or of any violation of any zoning or similar Law relating to its ownership or operation of the Real Property.

(d)All improvements by the Company or a Company Subsidiary on the Real Property are in compliance in all material respects with all applicable Laws, including those pertaining to zoning, building and the disabled. To the knowledge of the Company, all additional improvements on the Leased Real Property are in compliance in all material respects with all applicable Laws, including those pertaining to zoning, building and the disabled.

(e)The Owned Real Property owned by the Spanish Subsidiary, is in compliance with (a) the general town planning instrument, (b) the partial plan (town planning instrument that plans the urban development of a certain part of the town), and (c) any other document, agreement or instrument that could affect the Owned Real Property owned by the Spanish Subsidiary from a town planning point of view. The Seller states that there are neither disciplinary proceedings nor administrative fines filed or imposed regarding environmental or land planning matters of the Owned Real Property owned by the Spanish Subsidiary.

Section 4.18    Environmental Matters

. Except as set forth on Schedule 4.18:
(a)the Company and the Company Subsidiaries are, and have been, in compliance in all material respects with all Environmental Laws;

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(b)the Company and the Company Subsidiaries have obtained and are in compliance in all material respects with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company and the Company Subsidiaries as currently used or conducted as of the date hereof, and all such Environmental Permits are in full force and effect in accordance with Environmental Law; neither the Company nor any Company Subsidiary has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of such Environmental Permits;

(c)there has been no Release of any Hazardous Materials by the Company or any of the Company Subsidiaries at, in, on or under any Real Property at, in, on or under any formerly owned or operated real property during the time that the Company operated such property, except for any such Release that would not be material to the Company and the Company Subsidiaries, taken as a whole;

(d)neither the Company nor any of the Company Subsidiaries is subject to any judgment, consent decree or judicial order relating to compliance with Environmental Laws (including any Permits issued pursuant thereto) or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials or has assumed or undertaken the liability or obligations of any other Person for any such matter, except as would not be material to the Company and the Company Subsidiaries, taken as a whole;

(e)no Action is pending or, to the knowledge of the Company, threatened in writing with respect to the Company’s or the Company Subsidiaries’ compliance with or liability under Environmental Law; and

(f)true and correct copies of all material written reports, audits and assessments, in the possession of the Company or the Company Subsidiaries, relating to environmental conditions in, on or about any current or former Real Property or to the Company’s or the Company Subsidiaries’ compliance with Environmental Laws have been made available to Acquiror.

Notwithstanding anything contained in this Agreement to the contrary, this Section 4.18 (and, to the extent related to environmental matters, Section 4.8, Section 4.16, Section 4.19 and Section 4.22) contains the sole representations and warranties of the Company and the Company Subsidiaries with respect to environmental matters.
Section 4.19    Absence of Changes

.
(a)Except as set forth on Schedule 4.19(a), from the date of the most recent balance sheet included in the Financial Statements, there has not been any Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole;

(b)Except as set forth on Schedule 4.19(b), from the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, other than in the ordinary course of business, the Company and the Company Subsidiaries have not taken

32

any action that would be prohibited by Section 6.1 if such action had been taken after the date of this Agreement; provided that no representation is being made as to the making of or failure to make any capital expenditures.

Section 4.20    Affiliate Agreements

. Except as set forth on Schedule 4.20 and other than any Company Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or any of the Company Subsidiaries), no officer or director of the Company or any Subsidiary of the Company, or any Affiliate of the Company, is a party to any Contract or business arrangement with the Company or any Subsidiary of the Company (each such Contract or business arrangement, an “Affiliate Agreement”).
Section 4.21    Intellectual Property
.
(a)Schedule 4.21(a) sets forth a true and complete list of all (i) issued patents and patent applications, (ii) trademark and service mark registrations and applications, (iii) Internet domain name registrations and (iv) copyright registrations and applications, in each case, that are owned by the Company or any of the Company Subsidiaries ((i), (ii) and (iii) being referred to as the “Registered Intellectual Property”) and (v) software that is not registered but is material to the Company’s and the Company Subsidiaries’ business and operations, other than any software owned by another Person that (x) the Company or any of the Company Subsidiaries is granted the right to use under Contracts not required to be listed on Schedule 4.11(a), and/or (y) is incorporated in any machinery, equipment, vehicle or other tangible personal property owned or leased by the Company or any of the Company Subsidiaries. No Action is pending or, to knowledge of the Company, is threatened, that challenges the validity or enforceability of any Registered Intellectual Property.

(b)The operation of the business of the Company and the Company Subsidiaries as currently conducted does not infringe or misappropriate any Intellectual Property rights of any other Person in any material respect. Except as set forth on Schedule 4.21(b), (i) no Action is pending and neither the Company nor any of the Company Subsidiaries has received any written claim or notice during the past three (3) years, in each case, alleging the Company or any of the Company Subsidiaries has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any other Person (including any claim that the Company or any of the Company Subsidiaries must license or refrain from using any Intellectual Property rights of any Person), and (ii) to the knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating the Intellectual Property material to the business of the Company or any of the Company Subsidiaries.

(c)Each element of Information Technology is owned by the Company or a Company Subsidiary or used under an agreement to which the Company or a Company Subsidiary is party and the Company or a Company Subsidiary has obtained all necessary rights from third parties to enable it to make use of the Information Technology for the purposes of the business of the Company and the Company Subsidiaries. In particular, all software comprised in

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the Information Technology is licensed to the Company or a Company Subsidiary for the benefit of the Company or a Company Subsidiary and all license fees have been paid in full when due and where any such software is subject to a specified number of users and/or sites, the specified number of users and sites has not been exceeded.

(d)Except as set forth on Schedule 4.21(d), no software licensor to any of the Company and the Company Subsidiaries has carried out a usage audit in the 24 months prior to the date of this Agreement and, no written request for such usage audit has been received by the Company and the Company Subsidiaries during such 24-month period.

(e)The Company and the Company Subsidiaries have taken commercially reasonable measures to maintain and protect the operation and security of its IT Systems. Since January 1, 2014, there has been no failure of any portion of any IT System that has resulted in a material disruption or material interruption to the operation of the business of the Company or the Company Subsidiaries.

(f)The Company and the Company Subsidiaries use commercially reasonable efforts to maintain and protect the Intellectual Property owned by the Company and the Company Subsidiaries that is material to their businesses, and to the knowledge of the Company, there has been no unauthorized use or disclosure of any such Intellectual Property that derives independent economic value from not being generally known to the public.

Section 4.22    Permits

. Except as set forth on Schedule 4.22, each of the Company and each Company Subsidiary has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. Except as set forth on Schedule 4.22, (i) each Material Permit is in full force and effect in accordance with its terms, (ii) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of the Company Subsidiaries, (iii) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation or termination of any Material Permit and (iv) each of the Company and the Company Subsidiaries is in compliance in all material respects with all Material Permits applicable to the Company or such Subsidiary.
Section 4.23    Customers and Vendors

. Schedule 4.23 sets forth a complete and accurate list of the ten (10) largest accounts with customers (based on approximate total revenues attributable to such account) and ten (10) largest vendors (based on the total amount purchased from such vendor) in each case of the Company and the Company Subsidiaries, collectively, for the twelve (12) months ended December 31, 2017 and the amount of sales for each such customer and purchases for each such vendor during that period. Except as set forth on Schedule 4.23, as of the date hereof, the Company has not received a written notice from, or provided a written notice to, any of such customers or vendors stating the intention of such Person or the Company, as applicable, to (a) cease doing business with the Company and the Company Subsidiaries or (b) change, in a

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manner materially adverse to the Company, the relationship of such Person with the Company and the Company Subsidiaries.
Section 4.24    Title to Assets; Condition and Sufficiency of Assets
.
(a)Except for properties and assets sold since the date of the balance sheet included in the most recent Financial Statements in the ordinary course of business or as set forth on Schedule 4.24(a), the Company or one of the Company Subsidiaries, as applicable, have good title to all of the material properties and material assets owned by the Company and the Company Subsidiaries as reflected on the balance sheet included in the most recent Financial Statements free and clear of any Liens other than Permitted Liens.

(b)On the date hereof, except as set forth on Schedule 4.24(b) or as would not be material to the Company and its Subsidiaries, taken as a whole, (i) the buildings, plants, structures, fixtures, machinery and equipment currently used in the operations of the Company and the Company Subsidiaries are structurally sound and in good operating condition and repair, subject to ordinary wear and tear, and are adequate for the uses to which they are being put, and (ii) none of such buildings, plants, structures, fixtures, machinery or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and other repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and the Company Subsidiaries, together with all other properties and assets of the Company and the Company Subsidiaries or which the Company or any of the Company Subsidiaries has the right pursuant to Contract to use constitute in all material respects all of the rights, property and assets necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted.

Section 4.25    Inventory

. All inventory of the Company and the Company Subsidiaries set forth on the most recent balance sheet included in the Financial Statements consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company and the Company Subsidiaries free and clear of all Liens other than Permitted Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and the Company Subsidiaries.
Section 4.26    Accounts Receivable

. The accounts receivable reflected on the balance sheet included in the most recent Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company and the Company Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company

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and the Company Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the balance sheet included in the most recent Financial Statements or, with respect to accounts receivable arising after the date of the balance sheet included in the most recent Financial Statements, on the accounting records of the Company and the Company Subsidiaries have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
Section 4.27    Books and Records

. The stock records of the Company and the Company Subsidiaries, all of which have been made available to Acquiror, are complete and correct in all material respects. The minute books of the Company and the Company Subsidiaries since January 1, 2015, all of which have been made available to Acquiror, contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors or board of managers and any committees of the board of directors or managers of the Company, and the Company Subsidiaries, in each case, since January 1, 2015, and no meeting, or action taken by written consent, of any such stockholders, partners, board of directors, board of managers, or committee has been held since January 1, 2015 for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company and the Company Subsidiaries.
Section 4.28    Prohibited Payments

. Since January 1, 2012, the Company and the Company Subsidiaries have at all times been in compliance in all material respects with the Foreign Corrupt Practices Act of 1977 and any other applicable anti-corruption and anti-bribery laws or regulations (the “Anti-Corruption Laws”).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Company as of the date of this Agreement and as of the Closing as follows:
Section 5.1    Organization

. Acquiror has been duly incorporated and is validly existing as an international business company in good standing under the Laws of the British Virgin Islands and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into this Agreement and consummate the transactions contemplated hereby.
Section 5.2    Due Authorization

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. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of Acquiror, and no other corporate proceeding on the part of Acquiror is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Acquiror and this Agreement constitutes a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
Section 5.3    No Conflict

. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement by Acquiror and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of any applicable Law, the articles of incorporation, bylaws or other Organizational Documents of Acquiror or any Affiliate of Acquiror, or any agreement, indenture or other instrument to which Acquiror or any Affiliate of Acquiror is a party or by which Acquiror or any Affiliate of Acquiror may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Acquiror or any Affiliate of Acquiror or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement.
Section 5.4    Litigation and Proceedings

. There are no Actions, or, to the knowledge of Acquiror, investigations, pending before or by any Governmental Authority or, to the knowledge of Acquiror, threatened, against Acquiror which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror which could reasonably be expected to have a material adverse effect on the ability of or Acquiror to enter into and perform its obligations under this Agreement.
Section 5.5    Governmental Authorities; Consents

. Assuming the truth and completeness of the representations and warranties of the Company contained in Article IV, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Acquiror with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of any Competition Law and (b) as otherwise disclosed on Schedule 5.5.
Section 5.6    Financial Ability

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. Acquiror has, and will have available at Closing, cash or other sources of immediately available funds sufficient to complete the transactions contemplated by this Agreement and to pay all fees and expenses required to be paid by or on behalf of Acquiror in connection with the transactions contemplated by this Agreement. Acquiror understands and acknowledges that the obligations of Acquiror to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Acquiror’s consummation of any financing arrangement, Acquiror’s obtaining of any financing or the availability, grant, provision or extension of any financing to Acquiror.
Section 5.7    Brokers’ Fees

. Except fees described on Schedule 5.7 (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.
Section 5.8    Solvency

. Acquiror is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in Article IV are true and correct in all material respects on the date of this Agreement and at the Closing, each of Acquiror and the Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.
Section 5.9    Independent Investigation; No Other Representations and Warranties

. Acquiror has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the business, operations, assets, condition (financial or otherwise) and prospects of the Acquired Companies. Acquiror acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises, records and other documents and information of and relating to the Company and its Subsidiaries for such purpose, including by receiving access to such documents and information in the virtual data room prepared by Seller. In entering into this Agreement, Acquiror acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and is not relying on any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Seller, the Company or any of the Company’s Subsidiaries except for the representations and warranties expressly set forth in Article IV of this Agreement (and, with respect to such representations and warranties, subject to any limitations included in this Agreement).
ARTICLE VI
COVENANTS OF THE COMPANY OR THE SELLER

Section 6.1    Conduct of Business

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. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause the Company Subsidiaries to, except as contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or any of the Transaction Documents, as set forth on Schedule 6.1 or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause the Company Subsidiaries not to, except as otherwise contemplated by this Agreement:
(a)(i) change or amend the memorandum of association, articles of association or other Organizational Documents of the Company or any of the Company Subsidiaries, except as otherwise required by Law, (ii) split, combine or reclassify any of the Equity Interests of the Company or any of the Company Subsidiaries, or (iii) issue, sale or dispose of any Equity Interests, or grant options, warrants or other rights to purchase or obtain any Equity Interests (whether upon conversion, exchange or exercise) of the Company or any of the Company Subsidiaries;

(b)make or declare any non-cash dividend or non-cash distribution to the owners of the Company in their capacities as owners;

(c)materially modify or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.11(a) or Real Property Lease, except in the ordinary course of business;

(d)sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business;

(e)except (i) as otherwise required by Law, (ii) pursuant to existing Company Benefit Plans, policies or Contracts of the Company or any of the Company Subsidiaries in effect on the date of this Agreement or in connection with any Change in Control Payments or (iii) in the ordinary course of business or as required by Law, grant any severance or material termination pay that will become due and payable after the Closing Date;

(f)make any change in the key management structure of the Company or any of the Company Subsidiaries, including the hiring of additional officers or the termination of existing officers, other than for cause or in the ordinary course of business;

(g)except (i) as otherwise required by Law or (ii) in the ordinary course of business, adopt, enter into or amend any Company Benefit Plan;

(h)acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

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(i)enter into any new commitments to make any capital expenditures in excess of $100,000 individually;

(j)make any loans or material advances to any Person, except for advances to employees or officers of the Company or any of the Company Subsidiaries in the ordinary course of business;

(k)except as required by Law, make or change any material Tax election or adopt or change any material Tax accounting method;

(l)assign, transfer, license or abandon any material Intellectual Property owned by the Company or any of the Company Subsidiaries, except in the ordinary course of business;

(m)enter into any agreement that restricts the ability of the Company or any of the Company Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or any of the Company Subsidiaries to enter a new line of business;

(n)enter into, renew or amend in any respect any Affiliate Agreement (other than renewals in the ordinary course of the Company’s and the Company Subsidiaries’ director and officer liability insurance policy);

(o)waive, settle or satisfy any material claim (which shall include, but not be limited to, any pending or threatened material Action), other than in the ordinary course of business or that otherwise do not exceed $100,000 individually (net of insurance recoveries);

(p)incur or guarantee any indebtedness for borrowed money;

(q)subject any of the properties or assets of the Company and the Company Subsidiaries, to any Lien, except for Permitted Liens;

(r)adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(s)make any change in financial accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company and the Company Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(t)write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business or (ii) as may be required by GAAP; or

(u)enter into any agreement to do any action prohibited under this Section 6.1.

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Notwithstanding anything in this Agreement to the contrary, prior to Closing, Acquiror shall not interfere with or control, or attempt to interfere with or control, the Company’s or any of the Company Subsidiaries’ conduct of business in the ordinary course and in no event shall the Company or any Company Subsidiary be deemed in breach of this Section 6.1 arising from any making or failure to make any capital expenditure.
Section 6.2    Inspection

. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of the Company Subsidiaries by third parties that may be in the Company’s or any of the Company Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause the Company Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access prior to the Closing Date, during normal business hours, in such manner as to not interfere with the normal operation of the Company and any of the Company Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and the Company Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and the Company Subsidiaries as such representatives may reasonably request; provided, however, that Acquiror shall not be permitted to perform any environmental sampling at any Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. No Party nor any of its Affiliates will be required to provide access to or to disclose information where such access or disclosure would result in a Governmental Authority alleging that providing such information violates any Competition Law. All information obtained by Acquiror and its representatives under this Agreement shall be subject to the Confidentiality Agreement.
ARTICLE VII
COVENANTS OF ACQUIROR

Section 7.1    Post-Closing Access; Preservation of Records

. From and after the Closing and to the extent consistent with all applicable Laws, Acquiror will make or cause to be made available to the Seller all books, records and documents of the Company and each of the Company Subsidiaries (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (ii) preparing reports to stockholders and Governmental Authorities or (iii) such other purposes for which access to such documents is believed by the Seller to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise; provided, however, that access to such books, records, documents and employees will not materially interfere with the normal operations of the Company and the Company Subsidiaries and the reasonable out-of-pocket expenses of the Company and the Company Subsidiaries incurred in connection therewith will be paid by the Seller. Acquiror will cause the Company and each of the Company Subsidiaries to maintain and preserve all such books, records and other documents for any applicable statutory

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or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to the Seller at the end of any such period.
ARTICLE VIII
JOINT COVENANTS

Section 8.1    Competition Law and Regulatory Approvals

. In connection with the transactions contemplated by this Agreement, the Parties shall make (i) all appropriate filings of Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement (but in no event later than ten (10) Business Days after the date hereof), and (ii) all appropriate filings, if any are required, pursuant to foreign Competition Laws as promptly as practicable, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be formally or informally requested pursuant to the Competition Laws or by such authorities and to use commercially reasonable efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act and the receipt of the required consents or approvals under foreign Competition Laws as soon as practicable.
Section 8.2    Support of Transaction

. Without limiting any covenant contained in Article VI or Article VII, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.2, the Company, Acquiror shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated by this Agreement and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall the Company or any of the Company Subsidiaries or their Affiliates be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of the Company Subsidiaries is a party in connection with the consummation of the transactions contemplated hereby.
Section 8.3    Escrow Agreement

. Each of the Company, the Seller, and Acquiror shall execute and deliver to one another the Escrow Agreement at the Closing.
Section 8.4    Tax Matters.
(a)    Subject to Section 8.4(b), any Tax Return that is required by Law to be filed by the Company or any Company Subsidiary following the Closing Date, the Acquiror shall

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prepare and timely file, or cause to be prepared and timely filed, such Tax Return (taking into account any applicable extensions to file such Tax Return). To the extent such Tax Return relates to a Pre-Closing Tax Period (including a Straddle Tax Period), Acquiror agrees that (i) such Tax Return shall be prepared and timely filed in a manner consistent with the most recent past practice of the Company and Company Subsidiaries and the other agreements relating to Tax matters set forth in this Section 8.4 (except as otherwise required by Law); and (ii) such Tax Return shall be delivered to the Seller for review at least twenty (20) days prior to the intended filing date. Seller shall deliver to the Acquiror any comments at least ten (10) days prior to the intended filing date.

(b)Acquiror shall consider in good faith, and the Seller shall consider in good faith, any timely comments made by the other Party to any Tax Return prepared under Section 8.4(a) or an amendment to a Pre-Closing Tax Return under Section 8.4(e). The Seller and Acquiror shall work in good faith to resolve any disagreements relating to any Tax Return of the Company or any Company Subsidiary for a Pre-Closing Tax Period (including a Straddle Tax Period) that is to be filed following the Closing Date. In the event that the Parties cannot resolve their disagreement, the matter shall be submitted to the Independent Accountant to resolve in accordance with the principles provided for in Section 3.3, provided that if such disagreement is not resolved by the Independent Accountant or otherwise prior to the due date of such Tax Return (after taking into account applicable extensions), the Acquiror shall timely file (or cause to be timely filed) the Tax Return as prepared under Section 8.4(a) (subject to whatever changes as agreed by the Seller and Acquiror prior to filing) and once the disagreement is resolved, the Acquiror shall file, or cause to be filed, an amendment to such Tax Return as necessary to reflect the final determination by the Independent Accountant or otherwise. To the extent that any such amendment shows a refund of a Tax that was paid out of the Indemnification Escrow Funds, the Acquiror shall promptly return such amount to the Escrow Agent to be held under the Escrow Agreement (or, if the Escrow Agreement has been terminated, to the Seller for distribution to the Escrow Agent) and to the extent that any such amendment shows a Tax for which the Acquiror Indemnified Party is to be indemnified under Section 11.2(a), such amount shall be remitted to the Acquiror in accordance with Article XI and other applicable agreements.

(c)Each Party agrees to, and agrees to cause their Affiliates to, cooperate fully, as reasonably requested by the other Party, in connection with the preparation of any Tax Return of the Seller, Company or any Company Subsidiary for a period ending on or before the Closing Date or any Straddle Tax Period and the conduct of any Tax Contest Claim. Such cooperation shall include the retention of and (upon the other Party’s request) the provision of records and information reasonably relevant to the Tax matters and making employees available on a mutually convenient basis to provide the additional information.

(d)Acquiror shall promptly notify the Seller in writing upon receipt by any Acquiror Indemnified Party or any of their Affiliates of any written notice from any Governmental Authority of an Action with respect to Taxes or Tax Returns of the Company or any Company Subsidiary that could give rise to a claim for indemnification under Section 11.2(a) (a “Tax Contest Claim”). Such notice shall include a copy of any correspondence and any other written material receiving from the applicable Governmental Authority. Acquiror and the Seller shall in accordance with Section 8.4(c) cooperate with each

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other in the conduct of a Tax Contest Claim and, as necessary or requested, provide (or cause the applicable Acquiror Indemnified Party to provide) any power of attorneys with respect to such Tax Contest Claim. Notwithstanding any other provision of this Agreement, the Seller shall have the right to control any Tax Contest Claim with respect to a Pre-Closing Tax Period of the Company or Company Subsidiary which could result in a Tax that is subject to indemnification under Section 11.2(a) (any such claim, a “Seller’s Tax Contest Claim”); provided that if the resolution or settlement of such Seller’s Tax Contest Claim could have an adverse effect on any Acquiror Indemnified Party in a Post-Closing Tax Period, (i) the Seller shall keep the Acquiror informed regarding the progress and substantive aspects of such Seller’s Tax Contest Claim; (ii) Acquiror shall be entitled at its expense to participate in such Seller’s Tax Contest Claim; and (iii) the Seller shall not compromise or settle any such Seller’s Tax Contest Claim without obtaining the Acquiror’s prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding any other provision of this Agreement, the Acquiror shall control the conduct of any Tax Contest Claim that the Seller does not have the right to control, or has not yet elected to control; provided that (x) Acquiror shall keep the Seller informed regarding the progress and substantive aspects of such Tax Contest Claim; (y) the Seller shall be entitled at its expense to participate in such Tax Contest Claim; and (z) the Acquiror shall not, and shall not allow the Acquiror Indemnified Party, to settle any such Tax Contest Claim without obtaining the Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). Seller shall be solely responsible for contesting an Action with respect to Taxes or Tax Returns of the Seller, including those that relate to operations of the Company.

(e)After the Closing Date, except as required by Law or with the prior written consent of the Seller (which shall not be unreasonably withheld or delayed), Acquiror shall not, and shall not cause or allow any other Acquiror Indemnified Party, to take any of the following actions with respect to a Tax Return of the Company or any Company Subsidiary that relates to a period ending on or prior to the Closing Date or a Straddle Tax Period: (i) file an amended Tax Return; (ii) make or change any Tax election; (iii) adopt or change any Tax accounting method; (iv) change any Tax accounting period; (v) agree to extend any statute of limitations with respect to Taxes of the Company or any Company Subsidiary; (vi) initiate any voluntary disclosure with respect to any Tax matter; or (vii) take any similar action relating to Taxes or Tax Returns of the Company or any Company Subsidiary. After the Closing Date, if the Seller requests that an amendment to a Pre-Closing Tax Return be filed, Seller shall deliver to the Acquiror such amendment at least (20) days prior to the intended filing date for Acquiror’s review and filing pursuant to Section 8.4(b).

(f)To the extent permitted under applicable Law, each Party agrees, and to cause each of its Affiliates, to elect for all relevant Tax purposes to end the fiscal year of the Company as of the Closing Date. The amount of any property taxes or similar ad valorem Tax or franchise Tax for a Straddle Tax Period that is apportioned to the Pre-Closing Tax Period of such Straddle Tax Period shall equal the amount of the Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the period ending on or before the Closing Date and the denominator of which is the days in the entire period. The amount of any Income Tax or other Tax that is not a property or similar ad valorem Tax for any Straddle Tax Period that is apportioned to the Pre-Closing Tax Period of such Straddle Tax

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Period will be determined based on an interim closing of the books as of the close of business on the Closing Date and the determination of net income for such period.

(g)Except as otherwise required by Law, the Parties agree to treat for all Tax purposes all indemnification payments under Article XI or payments with respect to refunds under this Article VIII as adjustments to the Purchase Price.

ARTICLE IX
CONDITIONS TO OBLIGATIONS

Section 9.1    Conditions to Obligations of Acquiror, the Company and the Seller

. The obligations of Acquiror, the Company and the Seller to consummate, or cause to be consummated, the transactions contemplated by Article II are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
(a)The closing of the transaction contemplated under the Compositub APA shall have occurred.

(b)The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(c)The authorizations, consents, orders or approvals of, or declarations or filings with, and the expiration of all applicable waiting periods (including any extension thereof) required from, any Governmental Authority pursuant to the notifications required pursuant to Section 8.1 above shall have been obtained and shall remain in full force and effect.

(d)There shall not be in force any Law or Governmental Order enjoining or prohibiting the consummation of the Transaction.

Section 9.2    Conditions to Obligations of Acquiror

. The obligation of Acquiror to consummate, or cause to be consummated, the transactions contemplated by Article II are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:
(a)Resignations

. Acquiror shall have received the (i) the resignations, effective as of the Closing, of the supervisor, authorized representative, legal representative and general manager of each PRC Subsidiary (other than those whom Acquiror shall have specified in writing to the Company at least ten (10) Business Days prior to the Closing); (ii) in case of each of the PRC Subsidiaries, duly executed letters of appointment and letters of approval with respect to the appointment and removal (as the case may be) of the directors, supervisors, authorized representative, legal representative and general manager (as applicable) of each PRC Subsidiary and the board resolutions of each PRC Subsidiary confirming the same; (iii) in the case of each Indonesian

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Subsidiary, circular shareholders resolutions duly executed by the authorized representative(s) of the shareholder(s) of each Indonesian Subsidiary and duly notarized by a public notary with respect to the change of the members of the board of directors and/or board of commissioners of each Indonesian Subsidiary; and (iv) in case of the Taiwanese Subsidiary, a shareholder’s letter of appointment duly executed by an authorized representative of its shareholder with respect to the change of representatives, directors and supervisor of the Taiwanese Subsidiary and the board resolutions of the Taiwanese Subsidiary with respect to the change of chairman and/or officers.
(b)Statutory Records and Seals. Acquiror shall have received (i) all the statutory and other books and records (including financial and accounting records) (duly written up to, but not including, Closing) of the Company and the Company Subsidiaries, including in particular, the duly updated share register (daftar pemegang saham) of each Indonesian Subsidiary and their respective certificates of incorporation, current business registration certificates, and current business licenses, such delivery to be made by the statutory and other books and records and the certificates and licenses being placed at the registered office or principal place of business of the Company and the Companies Subsidiaries (as the case may be); and (ii) common seals and any other chops of the Company and the Company Subsidiaries (including company chops, finance chops, customs chops and legal representative chops) in their possession or under their control, such delivery to be made by the common seals and chops being physically delivered to Acquiror at Closing.

(c)Representations and Warranties.

(i)Each of the representations and warranties of the Company contained in Article IV (without giving effect to any “Material Adverse Effect” or similar materiality qualification therein), other than the representations and warranties set forth in Section 4.1(a) (Organization), Section 4.3 (Due Authorization), Section 4.6(a) (Capitalization), and Section 4.19(a) (No Material Adverse Effect), shall be true and correct as of the Closing Date, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for, in each case, any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(ii)The representations and warranties of the Company contained in Section 4.19(a) (No Material Adverse Effect) shall be true and correct as of the Closing Date, as if made anew at and as of that time.

(iii)Each of the representations and warranties of the Company contained in Section 4.1(a) (Organization), Section 4.3 (Due Authorization), and Section 4.6(a) (Capitalization), shall be true and correct in all respects as of Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks as to an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for, in each case, any de minimis inaccuracies.

(d)Covenants

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. Each of the covenants of the Company and the Seller to be performed as of or prior to the Closing shall have been performed in all material respects.
(e)Officer’s Certificate

. The Seller shall have delivered to Acquiror a certificate signed by an officer of the Seller, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(c) and Section 9.2(d) have been fulfilled.
(f)Non-Competition Agreements

. The Seller and José Luis Artiga shall have executed and delivered to the Acquiror a Non-Competition and Non-Solicitation Agreement in substantially the form of Annex B attached hereto.
(g)Transition Services Agreement. Lamitech, Inc. and Conitex Sonoco, Inc. shall have executed and delivered the Transition Services Agreement in substantially the form of Annex C attached hereto.

(h)Permit Compliance. Papertech Dezhou, Ltd. has not received notice from any Governmental Authority that it must reduce production and comply with its current permit allowing production of up to 70,000 MT per year.

Section 9.3    Conditions to the Obligations of the Company and the Seller.

The obligations of the Company and the Seller to consummate, or cause to be consummated, the Transaction is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Seller:
(a)Representations and Warranties

. Each of the representations and warranties of Acquiror contained in this Agreement (without giving effect to any materiality qualification therein) shall be true and correct in all respects as of the Closing Date, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for, in each case, any inaccuracy or omission that would not reasonably be expected to materially adversely affect the ability of Acquiror to consummate the transactions contemplated by this Agreement.
(b)Covenants

. Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)Officer’s Certificate

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. Acquiror shall have delivered to the Seller a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.
Section 9.4    Satisfaction of Conditions

. All conditions to the obligations of the Company, the Seller and Acquiror to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes upon the Closing.
ARTICLE X
TERMINATION/EFFECTIVENESS

Section 10.1    Termination

. This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)by mutual written consent of the Seller and Acquiror;

(b)prior to the Closing, by written notice to the Seller from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement, such that the conditions specified in Section 9.2(c) or Section 9.2(d) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by the Seller through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Seller of notice from Acquiror of such breach, but only as long as the Seller continues to use its reasonable best efforts to cure such Terminating Seller Breach (the “Seller Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period, (ii) the Closing has not occurred on or before September 30, 2018 (the “Termination Date”), or (iii) the consummation of the Transaction is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; provided that the right to terminate this Agreement under subsections (ii) or (iii) shall not be available if Acquiror is in material default or breach of this Agreement or if Acquiror’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)prior to the Closing, by written notice to Acquiror from the Seller if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Seller provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Seller of such breach, but only as long as each of Acquiror continues to exercise such reasonable best efforts to

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cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Transaction is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; provided that the right to terminate this Agreement under subsections (ii) or (iii) shall not be available if the Seller is in material default or breach of this Agreement or if the Seller’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(d)by the Seller by giving written notice to Acquiror at any time prior to the Closing if (i) all of the conditions set forth in Section 9.1 and Section 9.2 (other than those conditions that are to be satisfied by actions taken at the Closing or those conditions which have not been satisfied as a result of the breach of this Agreement by Acquiror) have been satisfied, (ii) the Seller has indicated in writing to Acquiror that all of the conditions set forth in Section 9.1 and Section 9.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by the Seller (or confirmed in writing that any such conditions will be waived at Closing), as the case may be, (iii) the Seller is prepared to consummate the Closing and (iv) Acquiror fails to consummate the Closing when the Closing should have occurred pursuant to Section 2.2(a).

Section 10.2    Effect of Termination

. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or stockholders, other than (a) the provisions of Article I, this Section 10.2 and Article XI and Article XII (collectively, the “Surviving Provisions”), the Confidentiality Agreement and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement, and (b) liability of any Party for any breach of this Agreement by such Party occurring prior to termination of an obligation or covenant contained in this Agreement (including, in the case of a breach by Acquiror, damages based on the consideration payable to the Seller pursuant to this Agreement, which shall be deemed in such event to be damages of the Company).
ARTICLE XI
INDEMNIFICATION

Section 11.1    Survival of Representations, Warranties and Covenants

. Each representation warranty, covenant and obligation contained herein and any certificate related to any such representation, warranty, covenant or obligation shall survive the Closing and continue in full force and effect as follows: (i) Fundamental Representations and the representations and warranties in Section 4.14 (Taxes) shall survive the Closing Date until the expiration of any applicable statute of limitations; (ii) the representations and warranties in Section 4.18 (Environmental Warranties) shall survive for five (5) years from the Closing Date;

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(iii) all other representation and warranties shall survive for eighteen (18) months from the Closing Date; and (iv) all covenants and agreements contained in this Agreement shall survive the Closing Date in accordance with their terms (such date, the “Survival Expiration Date”). No Indemnification Claim may be asserted pursuant to this Agreement unless (i) on or before the Survival Expiration Date, such claim is asserted by proper written notice in accordance with this Article XI, specifying, in reasonable detail, the basis of the claim and (ii) such claim is made in respect of Damages specified, in reasonable detail, and incurred prior to the Survival Expiration Date or, to the extent arising out of an Indemnification Claim asserted in writing prior to the Survival Expiration Date, such Indemnification Claim is made in respect of a reasonably estimated amount of Damages reasonably expected to arise in connection with such claim. No Indemnification Claim arising from a claim (or an expected claim) by a third-party may be asserted pursuant to this Agreement unless such third-party has actually commenced an action and, if the third-party claim is with respect to Taxes, the Indemnified Party has received a written notice of assessment or written notice of deficiency, in each case, with respect to the specific matters of such Indemnification Claim.
Section 11.2    Indemnification.

(a)Subject to Section 11.4, from and after the Closing Date, Acquiror and its Subsidiaries (collectively, the “Acquiror Indemnified Parties”) shall be entitled to indemnification for any and all Damages to the extent arising from:

(i)any breach of any representation or warranty the Seller has made in Article IV;

(ii)any breach of any covenant or agreement contained in this Agreement requiring performance by the Company or the Seller prior to or at the Closing or by the Seller after the Closing;

(iii)any Pre-Closing Taxes (except to the extent amounts with respect to such Taxes were taken into account in the calculation of the Closing Date Net Working Capital);

(iv)any non-compliance by the Company or any Company Subsidiary, with the Social Insurance Law; or

(v)any Transfer Taxes.

(b)Subject to Section 11.4, from and after the Closing Date, the Acquiror Indemnified Parties shall be entitled to indemnification for any and all fines, taxes, interest or penalties imposed by any Governmental Authority to the extent arising from any noncompliance by Papertech Dezhou, Ltd. with its permit allowing 70,000 MT of production per year.

(c)Subject to Section 11.4, from and after the Closing Date, Acquiror shall indemnify, defend and hold the Seller harmless for any and all Damages to the extent arising from:

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(i)any breach of any representation or warranty Acquiror has made in Article V; or

(ii)any breach of any covenant or agreement contained in this Agreement requiring performance by Acquiror prior to or at the Closing or by Acquiror or the Company after the Closing.

(d)The amount of any Damages payable to the Acquiror Indemnified Parties by the Seller shall reflect that Acquiror was the owner of 30% of the equity of the Company prior to Closing. Pre-Closing Taxes is defined to include only 70% of the Taxes of the Company and the Company Subsidiaries with respect to all Pre-Closing Tax Periods to reflect this concept. Any other claims for Damages where the damage is due to the reduction of value of the Company or similar concept shall include only 70% of the reduction in the value of the Company.

(e)The amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Damages suffered by it.

Section 11.3    Indemnification Claim Procedures.

(a)Upon receipt of any notice of an Action that may give rise to an Indemnification Claim by a Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), such Indemnified Party shall promptly (i) notify or cause to be notified the Indemnitor and (ii) deliver or cause to be delivered to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Action, (B) including a copy of all papers served with respect to such Action, (C) including the Indemnified Party’s best estimate of the amount of Damages that may arise from such Action and (D) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 11.3(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Action is prejudiced by the Indemnified Party’s failure to give or cause to be given such notice or (2) the Indemnified Party fails to notify or cause to be notified the Indemnitor of such Indemnification Claim in accordance with this Section 11.3(a) prior to the Survival Expiration Date.

(b)An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Action) and/or the settlement of such Action by the Indemnitor; provided, however, that

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the Indemnitor shall not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such Action in favor of the Indemnified Party. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that (A) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed) and (B) the Indemnitor may thereafter assume at any time the defense of such Action. To the extent the defense of any Action subject to any Indemnification Claim is assumed by the Seller as the Indemnitor, at the election of the Indemnitor, the costs and expenses of such defense of, and any payment in respect of, any Action, including any settlement thereof, shall be paid from the Indemnification Escrow Funds and Acquiror and the Seller shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse such portion of the Indemnification Escrow Funds as is reasonably requested in writing by the Seller to pay such costs and expenses or other amounts; provided, however, that no amounts will be payable from the Indemnification Escrow Funds, unless the Indemnified Party is actually entitled to indemnification hereunder.

(c)At the reasonable request of the Indemnitor, each Indemnified Party shall grant the Indemnitor and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Indemnification Claim relates

. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.
Section 11.4    Limitations on Indemnification Liability

. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article XI will be limited as follows:
(a)Indemnification Cap. The aggregate amount of Damages for which the Acquiror Indemnified Parties shall be entitled to indemnification pursuant to this Section 11.2(a)(i) (except for any breach of a Fundamental Representation or of any representation and warranty in Section 4.14 (Taxes)) will not exceed an amount equal to 20% of the Purchase Price. The aggregate amount of Damages for which the Acquiror Indemnified Parties shall be entitled to indemnification pursuant to Article XI shall not exceed the Purchase Price.

(b)Claims Basket

. The Acquiror Indemnified Parties shall only be entitled to indemnification pursuant to Section 11.2(a)(i) (other than for claims for breaches of Fundamental Representations) to the extent the aggregate amount of all Damages incurred by the Acquiror Indemnified Parties for

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which the Acquiror Indemnified Parties are entitled to indemnification pursuant to Section 11.2(a)(i) (other than for claims for breaches of Fundamental Representations) exceeds an amount equal to 2% of the Purchase Price (the “Basket Amount”), and once the aggregate amount of such Damages exceeds the Basket Amount, the Acquiror Indemnified Parties shall be entitled to indemnification for all Damages. The Basket Amount shall not apply to any indemnification claims under Section 11.2(a)(ii), Section 11.2(a)(iii), Section 11.2(a)(iv), Section 11.2(a)(v) or Section 11.2(b) or for claims under Section 11.2(a)(i) for breaches of Fundamental Representations or the representations and warranties in Section 4.14 (Taxes).
(c)Damages Net of Insurance Proceeds and Other Third-Party Recoveries

. All Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article XI shall be reduced by the amount of insurance proceeds, indemnification payments and other third-party recoveries to which any Indemnified Party is entitled in respect of any Damages incurred by such Indemnified Party. In the event any Indemnified Party or any of its Affiliates may be entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Damages (or any of the circumstances giving rise thereto) for which such Indemnified Party is entitled to indemnification pursuant to this Article XI, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are obtained, received or realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment.
(d)Assignment of Claims

. If any Indemnified Party receives any indemnification payment pursuant to this Article XI, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Damages, whether by insurance coverage, contribution claims, subrogation or otherwise.
(e)Calculation of Damages

. Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether there has been a breach or an inaccuracy of any representation or warranty, and for purposes of determining the amount of Damages resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, or “in all material respects” or any similar term or phrase will be disregarded, it being the understanding of the Parties that for the purposes of determining liability under this Article XI, the representations and warranties of the Parties contained in this Agreement will be read as if such terms and phrases were not included in them; provided, however, that the foregoing shall not apply to (i) the term “Material Permit” or when used as an adjective in any definition set forth in Section 1.1 and (ii) any representation or warranty set forth in (A) the last sentence of Section 4.7; (B) Sections 4.11(a)(viii), (xiii) and (xvi); (C) the first sentence of Section 4.12(a); (D) Section 4.18(f); (E) Section 4.19(a); (F) the first sentence of Section 4.21(a);

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(G) Section 4.21(f); (H) the first sentence of Section 4.22; and (I) the second sentence of Section 4.23.
(f)Damages Reserved for on the Post-Closing Statement or Included in Purchase Price

. No Acquiror Indemnified Party shall be entitled to indemnification for any Damages (i) in respect of any liability or obligation accrued or reserved for on the Post-Closing Statement or (ii) in respect of any liability included in the calculation of the Purchase Price.
(g)No Duplicate Claims

. In the event an Acquiror Indemnified Party or the Seller, as the case may be, recovers Damages in respect of an Indemnification Claim, no other Acquiror Indemnified Party or the Seller, as applicable, may recover the same Damages in respect of a claim for indemnification under this Agreement.
(h)Limitations on Tax Indemnification

. No Acquiror Indemnified Party shall be indemnified for the following Taxes (or related Damages): (i) any Tax with respect to a Post-Closing Tax Period (other than such Taxes arising from a breach of a representation in Section 4.14(l)); (ii) any Tax attributable to a breach of the Acquiror or its Affiliates (including the Company and its Subsidiaries) of any provision of this Agreement; or (iii) any Tax to the extent included in the computation of the Purchase Price.
Section 11.5    Mitigation of Damages

. An Indemnified Party shall use its reasonable best efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Article XI.
Section 11.6    Indemnification Sole and Exclusive Remedy

. Each of the Parties acknowledges and agrees that from and after the Closing, except for intentional fraud, claims under this Article XI shall be the sole and exclusive remedy of the Acquiror Indemnified Parties with respect to the transactions contemplated by this Agreement. In furtherance of the foregoing, Acquiror and each of the Acquiror Indemnified Parties hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any indemnifying party relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article XI. Without limiting the generality of the foregoing:
(a)each of Acquiror hereby waives any statutory and common law remedies, including remedies that may be available under Environmental Laws, with respect to matters relating to the transactions contemplated by this Agreement (including with respect to any environmental, health or safety matters);

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(b)after the Closing Date, none of the Acquiror Indemnified Parties may seek the rescission of the transactions contemplated by this Agreement;

(c)the provisions of and the limited remedies provided in this Article XI were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Purchase Price;

(d)the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transaction and the other transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement;

(e)the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Transaction or the other transactions contemplated by this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the Parties hereby agree that no Party shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement;

(f)the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction; and

(g)for the avoidance of doubt, any adjustments made to the Purchase Price pursuant to Section 3.3 shall not be considered “remedies” for purposes of this Section 11.6 and shall not be limited by the terms of this Section 11.6.

Section 11.7    Release of Escrow

. The Escrow Agreement shall specify that:
(a)on the first Business Day following the eighteen-month anniversary of the Closing, the Escrow Agent shall pay to Seller so much of the Indemnification Escrow Funds (if any) so that the balance remaining shall not be in excess of $12,000,000 plus the aggregate amount reasonably attributable to any Pending Claim(s);

(b)the Indemnification Escrow Funds shall be released to the Seller on the first Business Day following the thirty-six-month anniversary of the Closing; provided, however, that, (i) the Indemnification Escrow Funds released to the Seller shall be the amount of Indemnification Escrow Funds then held by the Escrow Agent, less the aggregate amount reasonably attributable to such Pending Claim(s), and (ii) any funds that remain in escrow following the Survival Expiration Date in respect of any such Pending Claim shall be released to the Seller promptly upon resolution or (if applicable) satisfaction of such Pending Claim; and

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(c)in each case in which this Section 11.7 provides for the release of Indemnification Escrow Funds, each of Acquiror and the Seller shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Indemnification Escrow Funds in accordance with this Section 11.7 and the Escrow Agreement.

ARTICLE XII
MISCELLANEOUS

Section 12.1    Waiver

. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or similar managing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
Section 12.2    Notices

. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if delivery is confirmed), addressed as follows:
If to Acquiror, to:
Sonoco Products Company
One North Second Street
Hartsville, South Carolina 29550
Attention: President and General Counsel
Facsimile: (843) 339-6352
Email: john.florence@sonoco.com
with copies to (which shall not constitute notice):

Haynsworth Sinkler Boyd, P.A.
1201 Main Street, Suite 2200
Columbia, South Carolina 29201
Attention: Randolph B. Epting
Facsimile: (803) 765-1243
Email: repting@hsblawfirm.com

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If to the Company (prior to the Closing), to:
Conitex Sonoco (BVI), Ltd
c/o WE Family Office
701 Brickell Ave, Suite 2100
Miami, FL 33131
Attention: Cesar Maldonado
Email: cesar.maldonado@wefamilyoffices.com
Fax: (305) 825-7790

with copies to (which shall not constitute notice):
Greenberg Traurig, P.A.
333 S.E. 2nd Ave., Suite 4400
Miami, FL 33131
Attention: Paul Berkowitz
Facsimile: (305) 961-5685
E-mail: berkowitzp@gtlaw.com

If to the Seller to:
Texpack Group, N.V.
c/o WE Family Office
701 Brickell Ave, Suite 2100
Miami, FL 33131
Attention: Cesar Maldonado
Email: cesar.maldonado@wefamilyoffices.com
Fax: (305) 825-7790

with copies to (which shall not constitute notice):
Greenberg Traurig, P.A.
333 S.E. 2nd Ave., Suite 4400
Miami, FL 33131
Attention: Paul Berkowitz
Facsimile: (305) 961-5685
E-mail: berkowitzp@gtlaw.com
or to such other address or addresses as the parties may from time to time designate in writing.
Section 12.3    Assignment

. No Party shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
Section 12.4    Rights of Third Parties

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. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.
Section 12.5    Expenses

. Except as otherwise provided herein (including Section 3.3(c), Section 3.4, and Section 3.5), each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Independent Accountant, if any, shall be paid in accordance with Section 3.3.
Section 12.6    Governing Law

. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 12.7    Captions; Counterparts

. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.
Section 12.8    Schedules and Annexes

. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The disclosures in any Schedule shall provide information regarding, and qualify only, the corresponding numbered and lettered Sections of this Agreement, unless and to the extent that (a) cross references to other Sections or Schedules are set forth in the Schedules or (b) it is reasonably apparent from a facial reading of the disclosure that, notwithstanding the absence of any such cross references, such disclosure applies to or qualifies one or more of the other Sections or Schedules. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 12.9    Entire Agreement

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. This Agreement (together with the Schedules and Annexes to this Agreement), that certain Confidentiality Agreement, dated as of August 25, 2017 by and between Texpack Group, N.V. and Sonoco Products Company (the “Confidentiality Agreement”), and the other Transaction Documents constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.
Section 12.10    Amendments

. This Agreement may be amended or modified in whole or in part, only with the prior written consent of Acquiror, the Company and the Seller.
Section 12.11    Publicity

. Except to the extent otherwise required by applicable Law or the rules of any applicable stock exchange, none of the parties will, and each Party will cause its Affiliates and its and their respective representatives not to, issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, nothing in this Section 12.11 shall restrict (a) any Party from making all required filings with the appropriate Governmental Authority concerning the Transactions as Acquiror determines in its sole discretion; or (b) restrict any Party from providing information regarding the transaction contemplated hereby or the contents of this Agreement to any Governmental Authority in connection with required Competition Law or other filings or in response to information requests by a Governmental Authority concerning the transactions contemplated herein, in each case, to the extent otherwise permitted by this Agreement.
Section 12.12    Severability

. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 12.13    Jurisdiction; WAIVER OF TRIAL BY JURY

. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of

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the United States of America sitting in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.13. EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
Section 12.14    Enforcement

. Each Party agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Each Party acknowledges and agrees that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each Party acknowledges and agrees that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.14 shall not be required to provide any bond or other security in connection with any such injunction. For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with this Section 12.14 and concurrently pursue the payment of any damages under Section 10.2, under no circumstances shall the Company be permitted or entitled to receive both (A) a grant of specific performance that results in a Closing (and the payment of any fees, costs and expenses (including legal fees) incurred by or on behalf of the Company or any of the Company Subsidiaries or Affiliates in connection with the Company’s pursuance of such grant of specific performance, which Acquiror shall pay or cause to be paid to the Company (such payment shall be deemed to have been made prior to 11:59 p.m. Illinois time on the day immediately preceding the Closing Date) if the Company is actually granted specific performance in accordance with this Section 12.14) and (B) damages under Section 10.2.

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Section 12.15    Non-Recourse

. Without limiting the rights of the Company under and to the extent provided under Section 12.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting the rights of the Company under and to the extent provided under Section 12.14, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
[Signature pages follow]

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.
ACQUIROR

Sonoco International (BVI), Inc.

By: ___________________________________
Name: _________________________________
Title: _________________________________

COMPANY

Conitex Sonoco (BVI), LTD

By: ___________________________________
Name: _________________________________
Title: _________________________________

SELLER

Texpack Investments, Inc.

By: ___________________________________
Name: _________________________________
Title: _________________________________

Signature Page to Stock Purchase Agreement

ANNEX A
Form of Escrow Agreement
See attached.

ANNEX B
Form of Non-Competition and Non-Solicitation Agreement
See attached.

ANNEX C
Form of Transition Services Agreement